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                                                                     Exhibit 2.1

                           AGREEMENT FOR PURCHASE AND

                                  SALE OF STOCK



                                  By and Among



                           WESTERN DIGITAL CORPORATION

                         WESTERN DIGITAL CSG CORPORATION

                                       AND

                                  ADAPTEC, INC.






                                  April 9,1996
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                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

                                TABLE OF CONTENTS

                                                                         Page

1.         CERTAIN DEFINITIONS.

           1.1      Affiliate ........................................     2
           1.2      Acquired Cadence Contract ........................     2
           1.3      Cadence Contract .................................     2
           1.4      CSG Business Products ............................     2
           1.4A     Description ......................................     2
           1.5      DTG ..............................................     2
           1.6      Encumbrance ......................................     3
           1.7      GAAP .............................................     3
           1.8      Governmental Entity ..............................     3
           1.9      Host Bus Adapter Products ........................     3
           1.10     IBM Agreement ....................................     3
           1.11     Letter of Intent .................................     3
           1.12     Lynnwood Unit ....................................     3
           1.13     Person ...........................................     3
           1.14     Proprietary Rights Agreements ....................     3
           1.15     Retained Cadence Contract ........................     3
           1.16     Seller's knowledge ...............................     4
           1.17     Software Programs ................................     4
           1.18     ST ...............................................     4
           1.19     ST Agreement .....................................     4
           1.20     ST Assignment ....................................     4
           1.21     Strategic Agreements .............................     4
           1.22     Systems Solutions Products .......................     4
           1.23     Target Products ..................................     5
           1.24     Testing Material .................................     5
           1.25     Tools ............................................     5

2.       TRANSFER OF ASSETS: SHARE PURCHASE.
         2.1      Contribution of Selected CSG Assets and Liabilities
                  to Sub .............................................     5
         2.2      Transferred Assets Defined .........................     6
         2.3      Excluded Assets ....................................     9
         2.4      Share Purchase .....................................    10

3.       PURCHASE PRICE: PAYMIENTS.
         3.1      Purchase Price .....................................    10
         3.2      Post-Closing Adjustment of Purchase Price ..........    11
         3.3      Closing ............................................    13
         3.4      Allocation of Purchase Price .......................    13
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                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

                          TABLE OF CONTENTS (Continued)



4.       OBLIGATIONS ASSUMED.
         4.1        Liabilities .......................................    13
         4.2        Liabilities and Obligations Not Assumed ...........    14
         4.3        No Obligations to Third Parties ...................    16

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.
         5.1        Organization, Good Standing and Qualification .....    16
         5.2        Authorization .....................................    16
         5.3        Governmental Consents .............................    16
         5.4        Litigation ........................................    17
         5.5        Compliance with Other Instruments and Laws ........    17
         5.6        Brokerage and Finder's Fees .......................    17

6.       REPRESENTATIONS AND WARRANTIES OF SELLER.
         6.1        Organization, Good Standing and Qualification .....    17
         6.2        Authorization .....................................    17
         6.3        Capitalization; Status of Capital Stock ...........    18
         6.4        Filings, Consents and Approvals ...................    18
         6.5        Litigation ........................................    18
         6.6        Compliance with Other Instruments and Laws ........    19
         6.7        CSG Business Products .............................    19
         6.8        Inventory .........................................    19
         6.9        Intellectual Property .............................    20
         6.10       Software Programs, Tools and Testing Materials ....    22
         6.11       Agreements ........................................    22
         6.12       Foundry Relationships and ST Agreement ............    23
         6.13       Tangible Assets ...................................    24
         6.14       Permits ...........................................    24
         6.15       Transferred Assets ................................    25
         6.16       Infringement ......................................    26
         6.17       Proprietary Information ...........................    26
         6.18       Customer, Distributor and Supplier Contracts ......    27
         6.19       Warranties and Service; Payment Obligations .......    28
         6.20       Products Liability ................................    29
         6.21       Financial Information .............................    29
         6.22       No Undisclosed Liabilities or Adverse Changes .....    29
         6.23       Taxes, Tax Returns, Payments and Elections ........    30
         6.24       Environmental and Safety Laws .....................    31
         6.25       Related-Party Transactions ........................    31
         6.26       Employee Matters ..................................    31
         6.27       Labor and Employee Relations ......................    32

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                    AGREEMENT FOR PURCRASE AND SALE OF STOCK

                          TABLE OF CONTENTS (Continued)

                                                                          Page

  6.     REPRESENTATIONS AND WARRANTIES OF SELLER (Continued).
         6.28 Brokerage and Finder's Fees .............................    33
         6.29 Disclosure ..............................................    33
         6.30 Fair Consideration; No Fraudulent Conveyance ............    33

7.       MUTUAL COVENANTS.
         7.1      Confidential Information ............................    33
         7.2      Related Agreements ..................................    34
         7.3      Hart-Scott-Rodino Act ...............................    34
         7.4      Enforcement Contracts ...............................    34
         7.5      Certain Notifications ...............................    35
         7.6      Public Announcements ................................    35
         7.7      Survival of Covenants ...............................    35

8.       COVENANTS OF BUYER.
         8.1      Records, Reports and Audit ..........................    35
         8.2      Taxes ...............................................    36
         8.3      Name Change .........................................    36
         8.4      Employee Compensation ...............................    36
         8.5      Survival of Covenants ...............................    37

9.       COVENANTS OF SELLER.
         9.1      Carry on CSG Business in Normal Manner ..............    37
         9.2      Access to Information ...............................    38
         9.3      Consent of Third Parties ............................    38
         9.4      Termination of Certain CSG Supplier and Sales
                  Relationships .......................................    38
         9.5      No Other Bids .......................................    38
         9.6      Future Agreements ...................................    39
         9.7      Updates of Schedules ................................    39
         9.8      Covenants Not to Compete ............................    39
         9.9      Service and Warranty Obligations ....................    40
         9.10     Financial Information for SEC Compliance ............    40
         9.11     Transition Matters ..................................    40
         9.12     Seller's Materials ..................................    40
         9.13     Post-Closing Access to Information ..................    40
         9.14     No Post-Closing Retention of Copies .................    41
         9.15     Taxes ...............................................    41
         9.16     Post-Closing Audits and Governmental Inquiries ......    41
         9.17     Election Under Section 338(h)(10) ...................    41
         9.18     Further Assurances and Asset Transfers ..............    42
         9.19     Survival of Covenants ...............................    42

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                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

                          TABLE OF CONTENTS (Continued)

                                                                          Page

10.      COVENANTS AND AGREEMENTS RELATED TO EMPLOYEES.
         10.1     Offers of Employment ................................    42
         10.2     Employment Taxes ....................................    44
         10.3     WARN Compliance .....................................    44
         10.4     Compensation; Contractual Obligations ...............    44
         10.5     Benefits ............................................    44
         10.6     Severance Payments ..................................    45
         10.7     Short-Term Transition Employees .....................    45
         10.8     COBRA Payments ......................................    45
         10.9     Seller Employee Plan Claims; Life Insurance
                  and Disability Coverage .............................    45
         10.10    No Solicitation of Former Employees .................    45
         10.11    No Rights Conferred Upon Employees ..................    45

11.      CONDITIONS TO CLOSING.

         11. 1    Conditions to Buyer's Obligations ...................    46
         11. 2    Conditions to Seller's Obligations ..................    48

12.      CLOSING OBLIGATIONS.
         12.1 Buyer's Closing Obligations .............................    50
         12.2 Seller's Closing Obligations ............................    50

13.     SURVTVAL OF WARRANTIES AND INDEMNIFICATION.
         13.1     Survival of Warranties ..............................    51
         13.2     Indemnified Losses ..................................    51
         13.3     Indemnification by Seller ...........................    51
         13.4     Intellectual Property Indemnification By Seller .....    53
         13.5     Indemnification By Buyer ............................    53
         13.6     Indemnification Procedure ...........................    54
         13.7     Period for Making Claims ............................    56

14.     DISPUTE RESOLUTION.
         14.1     Management Negotiation ..............................    56
         14.2     Waiver of Jury Trial ................................    57

15.     TERMINATION.
         15.1     Termination of Agreement ............................    57
         15.2     Procedure and Effect of Termination .................    58
         15.3     Reimbursement of Prepaid Purchase Price; Sole Remedy.    58

16.     AUDIT RIGHTS ..................................................    58


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                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

                          TABLE OF CONTENTS (CONTINUED)

                                                                          PAGE

17.     MISCELLANEOUS
        17.1      Expenses .............................................   59
        17.2      Notices ..............................................   59
        17.3      Entire Agreement; Captions ...........................   60
        17.4      Amendment; Waiver ....................................   61
        17.5      No Third Party Beneficiaries .........................   61
        17.6      Execution in Counterparts ............................   61
        17.7      Assignment ...........................................   61
        17.8      Benefit and Burden ...................................   61
        17.9      Governing Law ........................................   61
        17.10     Severability .........................................   61
        17.11     Attorneys' Fees ......................................   61
        17.12     Locating of Definitions ..............................   61








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                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

                          TABLE OF CONTENTS (Continued)



  SCHEDULES

  Schedule No.           Description

  Schedule 2.2(f)        List of Assumed Contracts
  Schedule 2.2(h)        Tangible Assets
  Schedule 2.2(j)        Prepaid Assets
  Schedule 2.3(d)        Shared Resources
  Schedule 2.3(e)        DTG Assets
  Schedule 2.3(i)        MIS System
  Schedule 2.3(j)        Retained HBA Inventory
  Schedule 2.3(k)        Failure Analysis Equipment
  Schedule 2.3(m)        Other Excluded Items
  Schedule 3.1(d)        Earnout Products
  Schedule 3.2(c)        Inventory Criteria
  Schedule 3.4           Allocation of Purchase Price
  Schedule 4.1(a)        ST Closing Forecast
  Schedule 4.1(b)        Warranty and Service Cost Schedule
  Schedule 6.4           Third Party Consents, Licenses or Payments
  Schedule 6.5           Litigation
  Schedule 6.7           CSG Business Products
  Schedule 6.8           Inventory
  Schedule 6.9           Intellectual Property
  Schedule 6.9(e)        Shared Resources Licensed to Others
  Schedule 6.10          Software Programs, Tools and Testing Materials;
                         Updates, Maintenance Fees
  Schedule 6.11          Agreements
  Schedule 6.12          Supply Contracts
  Schedule 6.14          Permits
  Schedule 6.15(a)       Additional Transferred Assets
  Schedule 6.15(b)       Location of Business Records
  Schedule 6.15(c)       Disposed Assets
  Schedule 6.16          Infringement
  Schedule 6.17          Form of Proprietary Information and Invention Agreement
  Schedule 6.18(a)       Customers, Distributors and Supplier Contracts
  Schedule 6.18(b)       Suppliers
  Schedule 6.19          Warranties and Service
  Schedule 6.21          Financial Statements
  Schedule 6.26(a)       Employees
  Schedule 6.26(b)       Employee Plans
  Schedule 9. 1(f)       Inventory Promotions
  Schedule 10.1          Listed Employees
  Schedule 10.6          Severance for Long Term Transition Employees
  Schedule 10.7          Short-Term Transition Employees

                    AGREEMENT FOR PURCRASE AND SALE OF STOCK

EXHIBITS

Exhibit 1.2             Agreement for Acquired Cadence Contract
Exhibit 1.20            ST Assignment
Exhibit 1.21 Strategic Agreements (Strategic Development Relationship Agreement and Volume Purchase Agreement)
Exhibit 2.1             Contribution, Assignment and Assumption Agreement
Exhibit 2.3(d)          Shared Resources License Agreement
Exhibit 7.2(a)          Transition Agreement
Exhibit 10.1(a)         Form of Permanent Employee Letter Agreement
Exhibit 10.1(b)         Form of Lona-Term.  Transition Employee Letter Agreement
Exhibit 11.1(b)         Opinions of Seller's Counsel
Exhibit 11.2(a)         Opinion of Buyer's Counsel

                    AGREEMENT FOR PURCRASE AND SALE OF STOCK

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of April 9, 1996 (the "Effective Date"), by and among Western Digital Corporation, a Delaware corporation with its principal offices at 8105 Irvine Center Drive, Irvine, Califomia 92718 ("Seller"), Western Digital CSG Corporation, a Delaware corporation ("Sub"), and Adaptec, Inc., a California corporation with its principal offices at 691 South Milpitas, Boulevard, Milpitas, California 95035 ("Buyer").

                                 R E C I T A L S

         A. Seller has operated a business referred to as the Connectivity Solutions Group ("CSG"), which has been primarily engaged in the business of designing, developing, manufacturing, testing, marketing, selling, supporting and providing related services for control electronics to manufacturers, distributors and resellers of disk drives and other storage peripherals (such business as previously and currently conducted is herein referred to as the "CSG Business").

         B. Buyer desires to acquire the CSG Business in corporate form for a variety of business reasons including, but not limited to, the following:

            (1) Except as specifically listed in this Agreement, at no time does Buyer want to assume any of the liabilities of the CSG Business as conducted through the Effective Date and the acquisition of a newly formed wholly-owned subsidiary of Seller will allow Buyer to examine the liabilities assumed and insulate itself and its other assets from any undisclosed or unknown liabilities associated with the CSG Business;

            (ii) There are numerous assets and several different types of assets associated with the CSG Business and Buyer believes the use of a separate corporation will provide it with the ability to more easily separately track the assets acquired for a period of time to verify the existence and validity (if necessary) of the assets acquired;

            (iii) The revenue generated by, and the key customers of, the CSG Business are a material inducement for Buyer entering into this Agreement and the acquisition of a separate corporation representing the CSG Business will allow Buyer, for an appropriate period, to separately account for the business activities of the CSG Business and address these separate revenue sources and customer matters; and

            (iv) As part of this transaction, Buyer is acquiring various amounts of inventory property from Seller and Buyer may wish to market such inventory and/or identify the seller of such inventory under a name other than Buyer's for marketing reasons and the acquisition of a separate corporation with a separate legal identity from and different name than Buyer's can assist Buyer in achieving these acquired inventory sales objectives.

                                                                  EXECUTION COPY

            C. To achieve the above described business purpose of Adaptec, prior to the Closing Seller shall, as provided herein, contribute certain assets and liabilities related to the CSG Business to Sub, which is, and prior to the Closing will be, a wholly-owned subsidiary of Seller.

            D. Following the transfer of such assets and liabilities related to the CSG Business to Sub as described above, Seller shall sell, and Buyer shall buy, all of the outstanding shares of Common Stock of Sub, constituting all of the issued and outstanding capital stock of Sub (the "Shares"), pursuant to the terms and conditions set forth in this Agreement.

            E. Upon the closing of the acquisition of the Shares, Seller and Buyer will enter into Strategic Agreements, in the forms attached hereto as Exhibits 1.21, to among other matters address mutual product development opportunities and product purchase arrangements.

            NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer, Seller and Sub hereby agree as follows:

     1. CERTAIN DEFINITIONS

         The following terms shall have the following meanings:

        1.1 "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under conunon control with such Person. The Sub and Seller shall be Affiliates of each other until the Shares are transferred to Buyer at the Closing and after the Closing, Sub and Buyer shall be Affiliates of each other.

        1.2 "ACQUIRED CADENCE CONTRACT" means rights, including 25 engineering license "seats" to use design tool software, assigned to Sub by Seller with the approval of Cadence, and obligations assumed by Sub, related to the Cadence Contract, as provided in the agreement attached as Exhibit 1.2 hereto.

        1.3 "CADENCE CONTRACT" means the Software License and Development Support Contract, dated September 1, 1994, by and between Seller and Cadence Design Systems, Inc.

        1.4 "CSG BUSINESS PRODUCTS" means any and all products (in whatever form, whether hardware, semiconductor, software (including Software Programs), or other) owned, co-owned, licensed, developed, under development or invented by or for Seller or its Affiliates, which currently are or previously have been or were used in, marketed, licensed or sold in the CSG Business, including, without limitation, the Target Products, the Host Bus Adapter Products and the Systems Solutions Products.

        1.4A "Description" means a listing, specification, identification or other language that is sufficient to uniquely identify and describe an asset or other applicable item.

        1.5 "DTG" means Seller's Design Technology Group, which is engaged in the design and maintenance of tools for designing and manufacturing integrated circuits and the design of integrated circuits for Seller's business.

                                     - 2 -

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                                                                  EXECUTION COPY

         1.6 "ENCUMBRANCE" means all mortgages, deeds of trust, pledges, Iiens, hypothecations, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements, any lease of any nature, all claims or agreements of any nature whatsoever, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

        1.7 "GAAP" means generally accepted U.S. accounting principles, as in effect from time to time, consistently applied.

        1.8 "GOVERNMENTAL ENTITY" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

        1.9 "HOST BUS ADAPTER PRODUCTS" means any and all device level and board level products and any Software Programs related thereto owned, co-owned, licensed, developed, under development or invented by or for Seller or its Affiliates, which currently or previously are or were used, marketed, licensed or sold in the CSG Business.

        1.10 "IBM AGREEMENT" means collectively that certain Standard Ordering Agreement Number 01182 dated May 23, 1989 between Seller and IBM Corporation, as amended by Addendum number 1 thereto dated April 6, and Volume Purchase Agreement Number 01182 dated December 13, 1989 and Purchase Agreement Number 02687 dated July 28, 1994 thereunder.

        1.11 "LETTER OF INTENT" means the Letter of Intent, dated as of February 6, 1996, by and between Buyer and Seller, as amended on March 1, 1996.

        1.12 "LYNNWOOD UNIT" means Seller's operations at its Lynnwood, Washington business unit, which is engaged in the design, manufacture, and distribution of products that incorporate Seller's physical interface fibre channel technology, including media interface modules and fibre channel hubs.

        1.13 "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Entity.

        1.14 "PROPRIETARY RIGHTS AGREEMENTS" means any and all of Seller's or its Affiliates' rights (including rights relating to past infringement by third parties) to enforce, for the protection of the Transferred Assets, (i) any and all agreements or licenses entered into for the protection of rights associated with the Transferred Assets, or (ii) any and all agreements between Seller or Sub and any Persons, including without limitation Seller's or its Affiliates' consultants, developers or employees, relating to the Transferred Assets, including any such rights assigned to or obtained by Seller or any of its Affiliates in connection with Seller's or any of its Affiliates' direct or indirect acquisition of any of the Transferred Assets.

        1.15 "RETAINED CADENCE CONTRACT" means the Cadence Contract, excluding the rights and obligations represented by the Acquired Cadence Contract.


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                                                                  EXECUTION COPY

        1.16 "SELLER'S KNOWLEDGE" means the knowledge of Seller's elected officers, which are Charles A. Haggerty, Kathryn A. Braun, D. Scott Mercer, David Shaffer, Mark Nussbuaum, Duston Williams, Michael Cornelius, Vice President and General Counsel, Scott Hughes, Vice President, Human Resources, Ken Hendrickson, Executive Vice President, and other officers, which shall include without limitation A. Keith Plant, Vice President, New Business Opportunities, Jim Eckstaedt, Vice President Finance, Gerry Hill, Vice President Quality/Sourcing[PE, Maxine Gandall, Vice President Business Planning/Operations, Leo Young, Vice President, Intellectual Property, Dan Brown, Vice President, Product Development, Bob Blair, Vice President, Investor Relations, Steve Slavin, Vice President, Tax, Tom Porter, Vice President, Western Digital Rochester and Directors, Thais Greco, Director of Human Resources, Denise Hyde, Manager of Human Resources, Bill Needles, Director of Development Technology, Tom Seche, Director, Contracts, Joe Carrillo, Director, Corporate Accounting, Debbie Chiya, Director, Accounting Shelly Wilson, Corporate Attorney, Ian Harvey, Ward Stark and Don Turner, after investigation or inquiry.

        1.17 "SOFTWARE PROGRAMS" means any and all software owned, co-owned, licensed, developed, under development or invented by or for Seller or its Affiliates, which currently or previously was or is used, marketed, sold or licensed in the CSG Business, in whatever form, including, without limitations
(1) any and all source code (in all forms), object code, firmware, microcode, flow charts, binaries, program descriptions, program listings, layouts, schematics, diagrams, libraries, databases, interfaces, supplements, modifications, ports, drivers, updates, custom modules, corrections and enhancements to past and current versions of such software, reports, drafts, models, prototypes, test and other data and programs, and all related documentation and information, comprising and related to the version existing as of the Closing Date and all preceding versions of and works in progress or developments; (ii) any and all English and foreign language versions of such programs; (iii) any design and code documentation, and other software, methodologies and processes required to create, operate or maintain the programs; and (iv) any and all related backup tapes and archival tapes from Seller's storage.

        1.18 "ST" means SGS-Thomson Microelectronics, N.V., a Dutch corporation.

        1.19 "ST AGREEMENT" means that certain Wafer, Die and Chips Purchase Contract effective November 29, 1994 between Seller and ST.

        1.20 "ST ASSIGNMENT" means that agreement attached hereto as EXHIBIT
1.20 assigning the ST Agreement from Seller to Sub and Buyer and the letter of consent from ST attached hereto as part of Exhibit 1.20.

        1.21 "STRATEGIC AGREEMENTS" means the Strategic Development Relationship Agreement and Volume Purchase Agreement attached hereto as Exhibit 1.21 between Seller and Buyer.

        1.22 "SYSTEMS SOLUTIONS PRODUCTS" means any and all integrated circuits that perform the interface functions between a microprocessor and certain input/output devices, including memory, and any Software Program related thereto owned, co-owned, licensed, developed, under development or invented by or for Seller or its Affiliates, which currently or previously are or were used, marketed, licensed or sold in the CSG Business.

     1.23 "TARGET PRODUCTS" means any and all integrated circuits that perform specific disk drive control functions including, without limitation, servo control between the read/write head, spindle motor, actuator and media and any Software Program related thereto owned, co-owned, licensed, developed, under development or invented by or for Seller or its Affiliates which currently or previously are or were used, marketed, licensed or sold in the CSG Business, including without limitation products sold to IBM.

     1.24 "TESTING MATERIAL" means any and all information and material owned, co-owned, licensed, developed, under development ore invented by or fore
Seller or its Affiliates, which currently or previously were used in or with respect to simulation, verification, testing and correcting defects with respect to the CSG Business Products, Inventory, Additional Inventory, Software Programs, tools, or the Intellectual Property, including, without limitation, regression tests, test beads, test plans, and historical defects data, software programs and all internal references manuals, engineering notebooks, other documents and materials which are used in or with respect to maintaining, enhancing or correcting errors in the CSG Business Products, Software Programs, the Intellectual Property or Tools or providing continued customer technical support.

     1.25 "TOOLS" means any and all tools, scripts, software programs owned, co-owned, licensed, developed, under development or invented by or for Seller or its Affiliates, which currently are or previously were used in or with respect to connection with the design development, production, test, maintenance, support, enhancement or operation of the CSG Business or CSG Business Products, in any media or format, whether hardware or software, and for all versions hardware platforms, software platforms and operating environments including without limitation, any and all CAD software or tools, source code (for Seller owned Software Programs) and object codes, binaries, supplements, modifications, updates, corrections and enhancements to past and current versions of such tools and scripts, and version of such tools and scripts under development, and any and all related back-up tapes and archival tapes as required in Schedules 2.3 (d) and 6.10.

2. TRANSFER OF ASSETS; SHARE PURCHASE.

        2.1 CONTRIBUTION OF SELECTED CSG ASSETS AND LIABILITIES TO SUB.

            (a) At least two (2) business days before the Closing, the Seller shall transfer, assign and deliver to Sub, and Sub shall accept and receive from the Seller, all right, title and interest of the Seller, free and clear of all Encumbrances, except as otherwise expressly disclosed in the Seller Schedule of Exceptions (as defined below), in and to the Transferred Assets (as defined below) (the "Initial Transfer D". Prior to the Closing, Seller share transfer, assign and deliver to Sub, and Sub shall accept and receive from Seller, all right, title and interest of the Seller, free and clear of all Encumbrances, except as otherwise expressly described in the Seller Schedule of Exceptions, in and to those additional assets that Seller acquires or discovers after the Initial Transfer that fall within the definition of Transferred Assets and shall transfer to Sub the Assumed Liabilities (the "Subsequent Transfer D"). The contribution of the Transferred Assets and the assumption of the Assumed Liabilities shall be pursuant to a Contribution,

Assignment and Assumption Agreement in a form reasonably acceptable to all parties (the "Contribution Agreement") and shall be attached hereto as Exhibit 2.1.,

         (b) In connection with the Initial Transfer and each Subsequent Transfer, and in any event on the Closing Date, title to all of the Transferred Assets and Assumed Liabilities shall have passed to Sub from Seller. Seller shall deliver possession of all of the Transferred Assets to Sub at such location and time and by such means as are reasonably designated by Buyer, and Seller shall further deliver to Sub proper assignments, conveyances and bills of sales reasonably satisfactory to Buyer in order to convey to Sub good and marketable title to all Transferred Assets, free and clear of all Encumbrances, except as otherwise expressly disclosed in the Seller Schedule of Exceptions, as well as such other instruments of conveyance as counsel for Buyer may reasonably request (both at or after the Closing) to effect or evidence the transfer contemplated hereby.

         (c) Seller agrees that to the extent any Transferred Assets are owned or held by any Affiliate of Seller, including without limitation its Japanese subsidiary and its Malaysian operations, then Seller shall also cause such Transferred Assets to be transferred and assigned to Sub free and clear of all Encumbrances on or prior to the Closing Date.

         2.2 TRANSFERRED ASSETS DEFINED. As used in this Agreement, the term "TRANSFERRED ASSETS" means, other than the Excluded Assets (as defined below), collectively, all right, tide and interest in and to all of the tangible and intangible assets, rights and properties owned by or licensed or leased to Seller which are used in or with respect to the CSG Business wherever situated, as the same exist on the Closing Date, which include without limitation the following

            (a) CSG Business. CSG as a going concern, including without limitation all of its goodwill.

            (b) Inventory. All finished goods inventory wherever situated with respect to the CSG Business Products and any of the above subject to applicable reserves, owned, controlled, held or possessed by Seller or its Affiliates (the "INVENTORY").

            (c) Additional Inventory. (1) Other than the Inventory, all other inventory wherever situated with respect to the CSG Business Products and any subject to applicable reserves, owned, controlled, held, or possessed by Seller or its Affiliates, which includes without limitation work in progress, raw materials, spare parts and components; and (2) all of Seller's or its Affiliates' rights to inventory of finished goods, work in progress, raw materials, spare parts and components owned by Seller or its Affiliates or subject to open purchase orders, which are with respect to or used, developed or purchased in connection with the CSG Business Products, but are not controlled, held, or possessed by or located at Seller or its Affiliates, including but not limited to such inventory controlled, held or possessed by or located at (i) ST ("ST INVENTORY"), (ii) subcontractors or vendors for Seller or its Affiliates, including, without limitation, SCI ("SUBCONTRACTOR INVENTORY", or (iii) customers, distributors, or resellers of Seller ("CUSTOMER INVENTORY"), (all of the foregoing under this Section 2.2(c) is herein referred to as "ADDITIONAL INVENTORY."

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            (d) Product Rights. All CSG Business Products, and all property and rights to develop, manufacture, have manufactured, license, sublicense, sell and market the CSG Business Products (collectively the "Product Rights ").

            (e) Software Programs, Testing Materials and Tools. All Software Programs, Testing Materials and Tools.

            (f) Assumed Contracts. All rights of Seller or its Affiliates under
(i) the ST Agreement subject to the provisions of Section 4. l(a) and Section 4.2(i); (ii) the IBM Agreement; (iii) the Acquired Cadence Contract; (iv) the other contracts or agreements entered into between Seller and third parties named therein in the operation of CSG which are listed in Schedule 2.2(f), which shall include a listing of all of Seller's or its Affiliates' unfilled accepted purchase orders for the sale of CSG Business Products as of the Closing Date, together with all of Seller's or any of its Affiliates' rights, if any, under purchase orders for the sale of the CSG Business Products not yet accepted by Seller or its Affiliates as of the Closing Date, all of which are set forth on
Schedule 2.2(f) (collectively "CUSTOMER PURCHASE ORDERS") and those open purchase orders placed by Seller or Sub in the ordinary course of business and consistent with past practices relating to the type of products or materials included in Inventory or Additional Inventory as set forth on Schedule 2.2(f) and specifically agreed to by Buyer (collectively "SUPPLIER PURCHASE ORDERS");
(v) all contracts or agreements between Seller or any of its Affiliates and any Transferred Employee to the extent that they relate to confidentiality, nondisclosure, assignment of proprietary rights or noncompetition relating to the Transferred Assets or the CSG Business; (vi) all Proprietary Rights Agreements; (vii) all agreements entered into in the course of operating the CSG Business that generally have expired or been terminated or canceled containing a provision or evidencing an obligation or right relating to an item of Intellectual Property that survives each expiration, termination or cancellation, and all without any obligations or liabilities on behalf of Seller or Sub; and (viii) all prepayments or deposits or warranties and representations made to Seller or any of its Affiliates by third parties under any of the contracts or agreements in (i) through (vii) above, and all rights, remedies, setoffs, allowances, rebates, discounts and credits granted to Seller or any of its Affiliates by third parties under any of the contracts or agreements in (i) through (vii) above, together with any and all claims, causes of action and rights of Seller or any of its Affiliates existing previously, now or hereafter arising out of all of the contracts or agreements in (i) through (vii) above or the performance thereof, (collectively, the "ASSUMED CONTRACTS D";

         (g) Intellectual ProXM. All intangible, intellectual, proprietary and industrial property rights constituting, embodied in, pertaining to, used in or with respect to the CSG Business, Inventory, Additional Inventory, Product Rights, Software Programs, Testing Material or Tools, and all tangible embodiments thereof, wherever located, including, but not limited to, the following: (i) all trademarks, trade names, service marks, names or substantially similar names and logos or slogans, including all registrations and applications therefor, other than "Western Digital" and derivatives thereof,
(ii) all copyrights, moral rights, and other rights in works of authorship, including all registrations and applications therefor; (iii) all mask works and other rights pertaining to semiconductors, including, but not limited to, cell libraries, microcode, tapes, tape-outs and netlists rights, including all registrations and applications therefor, whether currently in the possession of Seller, Sub or third parties (such as, for example,

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mask works in the possession of ST); (iv) all patentable ideas, inventions, disclosures, and patents, including issued patents, patent applications, reissues, reissues-in-part or patents of additions, continuations, continuations-in-part, divisionals, divisionals-in-part, filing priorities and patent applications which were commenced but not completed or abandoned; (v) all inventions, ideas, discoveries, technology, know-how, trade secrets and vendor lists; (vi) any and all design and code documentation, methodologies, processes, design Information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, techniques, engineering working papers and programmers' and engineers' notes, development work in progress and other proprietary information and materials of any kind;
(vii) all computer programs, content and other software; (viii) subject to
Section 9.14 all copies of documentation, records, databases, drafts, papers, designs, design information, codes, drawings, schematics, algorithms (including but not limited to error correcting code algorithms), diagrams, methodologies, processes, product information, formulae, routines, engineering specifications, engineering work papers, models, prototypes related to the foregoing; (ix) all confidential and proprietary information related to any of (i) to (viii) above;
(x) all licenses related to any of (1) to (viii) above or otherwise necessary to utilize or exploit the Transferred Assets without future royalty or similar obligations; (xi) and the exclusive right for Sub (and its successors and assigns) to hold itself out as the successor to the CSG Business of Seller; and
(xii) all goodwill related to the foregoing (collectively, the "INTELLECTUAL PROPERTY".

            (h) Other Tangible Assets. All of the tangible assets, including, without limitation, all computers, equipment, fixtures, machinery, tooling, tools, dyes, instruments, trade fixtures, mobile phones, and pagers not described in the preceding subparagraphs of this Section 2.2 used in the CSG Business and as set forth on Schedule 2.2(h) (the "Tangible Assets ").

            (i) Business Records. All books, records, documentation, data or information that have been or now are used in or with respect to or in connection with the CSG Business, the foregoing Transferred Assets and Assumed Liabilities, whether stored in written form, magnetic or electronic media or in any other form, including, without limitation, all (i) logs, files, supplier and vendor lists and files, product component lists, engineering and design drawings, diagrams and other documentation depicting or specifying the designs and components, manufacturers, testing or repair of all the CSG Business Products; (ii) sales, marketing, advertising and promotional material, information, literature and aids, including pictures, negatives, camera ready proofs, product catalogs, product sheets and documentation, product displays, sales and marketing collateral, white papers, sales training and presentation material, performance benchmark reports; (iii) sales and customer (whether current, prior or prospective) records, account histories, customer profiles, and customer testimonials; (iv) customer support and training materials, support bulletins (including without limitation copies of any and all information on electronic bulletin boards), and data contained in Seller's or Sub's customer support organization computer system; (v) all personnel files and other records relating to the Listed Employees (as defined herein); and (vi) business, accounting and financial books and records pertaining to the Transferred Assets, Assumed Liabilities, Listed Employees, or the CSG Business ("FINANCIAL RECORDS"); and (vii) all other books and records relating to the Transferred Assets, Assumed Liabilities, Listed Employees or CSG Business (collectively the "BUSINESS RECORDS").

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            (j) Prepaid Assets. All of the prepaid assets of CSG Business, prepaid software maintenance fees (to the extent such software is otherwise included in the Transferred Assets), and prepaid property taxes related to the Tangible Assets as agr@ed to by Buyer and set forth on Schedule 2.2(i) (collectively the "PREPAID ASSETS").

            (k) AMD Payments. The right to payments under that certain Second Source Agreement with Advanced Micro Devices, Inc. dated December 11, 1987.

            (l) Permits. All licenses, permits, authorizations, certificates, variances, waivers and other approvals from any federal, state, local or foreign governmental, public, or self-regulatory body or authority relating to the Transferred Assets, CSG Business or Assumed Liabilities to the extent transferable (collectively, the "PERMITS").

            (m) Other Assets and Rights. All (i) other assets (and related rights) acquired, developed or used in connection with the CSG Business currently or previously and (ii) all warranties, representations made to Seller or Sub by third parties with respect to any of the foregoing Transferred Assets, the CSG Business or Assumed Liabilities, all rights, remedies, set offs, allowances, rebates, discounts and credits granted to Seller or its Affiliates with respect to any of the foregoing Transferred Assets, CSG Business or Assumed Liabilities, together with any and all claims, causes of action and rights of Seller or its Affiliates existing previously, now or hereafter with respect to any of the foregoing Transferred Assets, CSG Business or Assumed Liabilities. To the extent any tangible or intangible assets or rights are discovered or identified at any time before or after the Closing Date which, pursuant to the Agreement constitute Transferred Assets and should have been transferred to Sub or Buyer, are still in Seller's or any of its Affiliates' possession, the Seller shall immediately transfer and promptly deliver them (or cause them to be delivered) to Sub or Buyer, without additional charge.

            2.3 EXCLUDED ASSETS. The parties agree that the assets of Seller used, in connection with or with respect to the CSG Business that would otherwise fall within the description of Transferred Assets set forth in
Section 2.2 above, which are not to be transferred by Seller to Sub or Buyer are specifically listed below (the "EXCLUDED ASSETS"):

                   (a) Pre-Closing Cash and Accounts Receivables. All cash and accounts receivables associated with the CSG Business for sales completed prior to the Closing Date, including amounts owed by CARSEM to Seller for the sale of certain equipment to CARSEM in November 1995;

                   (b) The Barranca Facility. The leasehold and all building, improvements (unless set forth in the list of Tangible Assets set forth on Schedule 2.2.(h)), and structures, including the failure analysis laboratory, located at the Irvine Technology Center on Bananca Parkway in Irvine, California (the "Barranca Facility"),

                   (c) Trade names. The name "Western Digital" and any derivatives thereof;

                   (d) Shared Resources. Those assets, intellectual property and rights which are set forth on Schedule 2.3(d) ("SHARED RESOURCES") and are subject to the Shared Resource License Agreement attached as Exhibit 2.3(d) hereto.

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
                                                                  EXECUTION COPY

         (e) DTG. Those assets used by DTG which are listed on Schedule 23(e). ("DTG ASSETS"), however, to the extent these assets are utilized in the CSG Business, they will become subject to the Shared Resources License Agreement;

         (f) Lynnwood Unit. Those assets related solely to the Lynnwood Unit;

         (g) Retained Cadence Contract. The Retained Cadence Contract;

         (h) IBM Cross-License. The Agreement dated as of November 8, 1994 between Buyer and International Business Machines Corporation;

         (i) MIS Systems. The general and administrative management information systems of Seller, used throughout Seller's operations, which are described on
Schedule 2.3(i);

         (j) Retained Host Bus Products Inventory. Those specific parts and finished goods inventory agreed to by Buyer and identified on Schedule 23(i). hereto, which Seller shall use solely to fulfill its existing service and warranty obligations as described in Section 9.9 hereof ("RETAINED HBA INVENTORY");

         (k) Failure Analysis Equipment. That equipment and other assets used in Seller's failure analysis laboratory located at 15345 Barranca Parkway, Irvine, California and set forth on SCHEDULE 2.3(k); -

         (1) Outstanding purchase orders for trays and packaging placed by CARSEM with Seller; and

         (m) Other Excluded Items. Those items, if any, listed on SCHEDULE 2.3(m) (the OTHER EXCLUDED ITEMS ").

         2.4 SHARE PURCHASE. On the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Shares free and clear of all Encumbrances. At the Closing, Seller shall deliver to Buyer a certificate evidencing the Shares duly endorsed for transfer. The purchase price for the Shares shall be paid in accordance with the terms of
Section 3 hereof.

3. PURCHASE PRICE: PAYMENTS.

         3.1 PURCHASE PRICE. In consideration of the sale, transfer, conveyance and assignment of the Shares to Buyer at the Closing, Buyer agrees to pay to Seller (i) $34,551,892, subject to adjustments as provided below ("Closing Payment"), and (ii) an earnout payment to be determined and paid as provided in
Section 3.1 (d) below (the "Earnout Payment D"), the aggregate total value of which, together with the Assumed Liabilities, shall be defined as the "PURCHASE PRICE").

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         (a) First Deposit. Upon the execution of the Letter of Intent, Buyer delivered to Seller $750,000 in cash (the "First Deposit" as security for Buyer's obligation to consummate the acquisition of the Shares. The First Deposit will be credited toward the Closing Payment.

         (b) Second Deposit. Concurrently with the execution hereof, Buyer will deliver to Seller $1,250,000 in cash (by cashier's check or wire transfer) (the "SECOND DEPOSIT" as security for Buyer's obligation to consummate the acquisition of the Shares. The Second Deposit will be credited toward the Closing Payment.

         (c) Closing Payment. The net Closing Payment to be paid by Buyer to Seller and delivered on the Closing Date shall be $32,414,249 (which represents the Closing Payment reduced by the First Deposit and the Second Deposit) less the Closing Severance Payment (as defined in Section 10.6) of $137,643.

         (d) Earnout Payment. The Earnout Payment shall be an amount equal to two percent (2%) of the "NET SALES PRICE" received by Buyer for any of the current CSG Business Products listed on SCHEDULE 3.1(d) hereto that are produced and sold directly by Buyer to IBM pursuant to the IBM Agreement as currently in existence or any amendment or continuation of the IBM Agreement after the Closing Date (the "Earnout Products". Unless set forth on SCHEDULE 3.1(d), the Earnout Products shall not include derivative products, die shrinks, products under development or future products that are not currently sold by CSG to IBM pursuant to the IBM Agreement. Net Sales Price refers to the actual net sales price paid by IBM and received by Buyer pursuant to the IBM Agreement net of sales tax, transportation, custom duties, returns, warranty costs, packaging and similar costs. As described more fully in Section 8.1 hereof, the Earnout Payment shall be paid quarterly, within 30 days after the end of each quarter, based on the Net Sales Price received by Buyer during that quarter for sales of the Earnout Products. In connection with the calculation and verification of the Earnout Payment, the Seller shall have such audit rights as are described in
Section 16 hereof. All Earnout Payments shall be treated as an Increase in the Purchase Price paid by Buyer to Seller.

         3.2 POST-CLOSING ADJUSTMENT OF PURCHASE PRICE.

            (a) Adjustment to Purchase Price. The Purchase Price shall be subject to the following post-closing adjustments:

               (i) Increased or decreased, by the monetary amount that the value of the Inventory related to the Target Products and Systems Solutions Products, excluding in each case Additional Inventory, exceeds or is less than $9,143,418, respectively;

               (ii) Increased or decreased, by the monetary amount that the value of the Tangible Assets plus Prepaid Assets, exceeds or is less than $2,024,784; and

               (iii) Increased or decreased, by the monetary amount that the value of the Inventory related to the Host Bus Adapter Products, excluding the Additional Inventory, exceeds or is less than $6,776,690; provided, however, that there shall be no Purchase Price adjustment to the extent such Host Bus Adapter Products Inventory exceeds $7,000,O00.

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               The determination of the monetary amount and value of the
Inventory, Tangible Assets and Prepaid Assets shall be made pursuant to Section 3.2(c) and (d) hereof.

               (b) Adjustments for Additional Assets and/or Assumed Liabilities. In addition, the Purchase Price shall be increased by the monetary amount (determined pursuant to Section 3.2(c) and (d) hereof) of the value of any additional assets added to the Tangible Assets List set forth in Schedule 2.2(h) hereof transferred to Buyer hereunder by mutual agreement of the parties after the date hereof, which assets shall be listed on the Closing Date Asset and Liability List (as defined below) and shall, for the purposes of this Agreement, be deemed Tangible Assets. Furthermore, the Purchase Price shall be decreased by the monetary amount of the value of any additional liabilities (other than the Assumed Liabilities) assumed by Buyer hereunder or by mutual agreement of the parties after the date hereof, which liabilities shall be listed on the Closing Date Asset and Liability List and shall, for the purposes of this Agreement, be deemed Assumed Liabilities.

               (c) Closing Date Asset and Liability List. Seller shall conduct a physical inventory of all Inventory, whether or not in its possession on, Monday, April 8, 1996, and shall provide the preliminary results of such physical inventory to Buyer no later than April 10, 1996 and the final results of such physical inventory to Buyer no later than April 15, 1996. Within 30 days after the Closing Date, Seller shall prepare and deliver to Buyer a schedule of the Transferred Assets (excluding the intangible assets) and Assumed Liabilities as of the Closing Date setting forth separately the monetary amount of the value of the Inventory related to the Target Products, System Solutions Products and Host Bus Adapter Products, the Additional Inventory, Tangible Assets, Prepaid Assets and Assumed Liabilities (the "CLOSING DATE ASSET AND LIABILITY LIST"). The inventory report shall indicate the location of each item, part number, date code, quantity and revision level. The monetary amounts for the assets included in the Closing Date Asset and Liability List shall be such value as is determined in accordance with GAAP and with respect to the Inventory shall be net of all applicable reserves, including for slow moving, damaged, defective or obsolete products, warranty service returns and similar matters and shall be calculated in accordance with provisions and criteria set forth in Schedule 3.2(c) hereto, provided, however, the Host Bus Adapter Inventory as of the Closing Date shall not be reduced by reserves for warranty or returns because Seller retains such obligations under Section 9.9 below. Such Closing Date Asset and Liability List shall attach detailed information regarding the determination of each of the categories of assets, liabilities and all applicable reserves and any of Seller's proposed adjustments to the Purchase Price pursuant to Section 3.2(a) and (b) as well as information regarding the value of all applicable reserves, including the Warranty Reserve (as defined in Section 4.1(b)). In preparing the Closing Date Asset and Liability List
Seller, Seller and its independent certified public accounting firm ("SELLER'S AUDITORS") shall conduct a physical inventory of all the Inventory and Additional Inventory (to the extent owned by Seller or Sub). Buyer and its independent certified public accounting firm ("BUYER'S AUDITORS") shall have the right to participate in and observe the April 8 physical inventory and visit locations where the Inventory, Additional Inventory or other Transferred Assets may be held. In addition, Buyer and Buyer's Auditor shall be entitled to review all work papers and other supporting documentation used by Seller in or relevant to the physical inventory and the creation of the Closing Date Asset and Liability List.

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               (d) Determination of Final Adjustment. The Closing Date Asset
and Liability List provided by Seller to Buyer shall become final and binding upon Buyer for purposes of calculating the adjusted Purchase Price under this
Section 3.2 thirty (30) days after delivery thereof to Buyer unless Buyer within such time period delivers written notice to Seller of its disagreement as to any item included in the Closing Date Asset and Liability List or in Seller's calculation of proposed adjustments to the Purchase Price ("NOTICE"). Any such Notice shall specify the nature of such disagreement. Seller and Buyer shall attempt in good faith to resolve any disagreement for a period of thirty (30) days following the date of the Notice and, if they are unable to do so within such period, shall submit the disputed items to Price Waterhouse LLP (the "AUDIT ARBITRATOR"), whose decision with respect to the matters disputed in the Notice shall be final and binding. The Audit Arbitrator shall render its decision with respect to such matters within thirty (30) days after they are submitted to it. Seller and Buyer shall each provide promptly all information and documents within their respective possession that the Audit Arbitrator, in its sole discretion, deems necessary in order to make its decision with respect to the disputed matters. The fees and expenses of the Audit Arbitrator shall be borne equally by Seller and Buyer.

         (e) Payment of Adjustment. Within five business days after the Closing Date Asset and Liability list is finally determined as provided in Section 3.2(d) above, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, by wire transfer in immediately available funds the net amount owed pursuant to the Purchase Price adjustment provisions of Sections 3.2(a) and (b).

         3.3 CLOSING. The consummation of the purchase and sale of the Shares contemplated hereby will take place at a closing to be held at the offices of Buyer's counsel, Fenwick & West, Two Palo Alto Square, Suite 800, Palo Alto, California (the "CLOSING") on April 12, 1996 (the "CLOSING DATE"), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by the parties hereto.

         3.4 ALLOCATION OF PURCHASE PRICE. The parties agree that on or before the Closing Date they shall agree upon an allocation of the Purchase Price as to the Transferred Assets and shall set it forth on SCHEDULE 3.4, and agree to make such adjustments thereto as the parties may agree to in connection with and at the same time as the Closing Date Asset and Liability List is agreed upon.

4. OBLIGATIONS ASSUMED.

         4.1 LIABILITIES. In connection with the transfer of the Transferred Assets and effective as of the Closing Date, the only liabilities or obligations of Sub, whether assumed from Seller or otherwise or incurred by the Sub after the transfer of the Transferred Assets through the Closing Date, will be only the liabilities expressly listed below in this Section 4.1 (collectively, the "ASSUMED LIABILITIES"):

               (a) Assumed Contracts. The obligations of Sub or Seller arising from and after the Closing under and to the extent provided in those (and only those) Assumed Contracts specifically listed in Section 2.2(f)(i)-(iv), other than obligations arising from any breach or

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default of any Assumed Contracts by Seller that occurred (or arose from facts occurring) prior to the Closing and provided that Sub's and Buyer's only obligations under the ST Agreement shall be set forth in the ST letter of consent; and provided that no "take or pay" obligation shall apply to Buyer or Sub for the period from the Closing Date through October 12, 1996 (the "ADAPTEC RAMP UP PERIOD"); provided further that Seller shall be solely responsible for the "take or pay" nonutilization obligations and liabilities of the ST Agreement arising before the Closing Date; and provided further that, irrespective of the Closing Date, Seller shall be solely responsible for the "take or pay" nonutilization obligations and liabilities of the ST Agreement arising with respect to Q1, Q2, Q3 and through the end of the Adaptec Ramp Up Period (the "RETAINED TAKE OR PAY OBLIGATIONS"); provided, however, that Buyer and/or Sub shall be obligated to provide ST with forecasts beginning April 20, 1996 and provided further that Buyer and/or Sub shall be obligated to place purchase orders based on the Closing Forecast attached hereto as Schedule 4.1(a) and shall be responsible for any "take or pay" obligation arising from an future shortfalls and shall be responsible for any "take or pay" obligation relating to the Closing Forecast.

               (b) Certain Product Warranty Claims. The obligations of Seller or Sub to provide product warranty and services to those customers who purchased Target Products or Systems Solutions Products from the CSG Business prior to the Closing pursuant to Seller's or Sub's standard warranty policy as set forth in
Schedule 6.19; provided, Seller gives Sub and Buyer, at Buyer's reasonable expense, reasonable and timely training and assistance in the operation and service of Target Products and Systems Solutions Products; provided, however, Buyer's and Sub's liability for such services shall not exceed the warranty reserve for the Target Products and Systems Solutions Products agreed upon by the parties in valuing the Target Products Inventory and Systems Solutions Inventory as provided in Section 3.2(c) and (d) hereof (the "WARRANTY RESERVE". In the event that the cost and liability incurred by Buyer and Sub for such product warranty and services, as determined by the warranty and service cost schedule in SCHEDULE 4.1(b) hereto, exceeds the Warranty Reserve, Buyer and Seller shall equally share the cost of such additional liability ("EXCEEDED WARRANTY AMOUNT". Buyer shall submit periodic invoices to Seller for the amount of the Exceeded Warranty Amount and Seller shall pay one half (50%) of the Exceeded Warranty Amount within thirty (30) days of receiving such invoice. Seller shall have such audit rights as are described in Section 16 hereof.

               (c) Ongoing Business. Subject to the provisions of Section 13, all liabilities of Sub or Buyer arising after the Closing Date with respect to the conduct of the CSG Business and use or ownership of the Transferred Assets by Sub or Buyer.

               (d) Agreement. Any liability or obligation of Buyer incurred under this Agreement (including without limitation with respect to any of Buyer's representations, warranties, agreements, covenants or indemnities hereunder) in connection with the making or performance of this Agreement and the transactions contemplated hereby.

         4.2 LIABILITIES AND OBLIGATIONS NOT ASSUMED. Except as expressly set forth in Section 4.1 above, neither Sub nor Buyer shall assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to discharge and indemnify and hold Sub and Buyer harmless, for all debts, expenses, contracts, agreements, commitments, obligations, claims, suits and other liabilities of any nature whatsoever, which are directly or

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indirectly related to or arise from Seller or its Affiliates, the CSG Business as conducted through the Closing Date, the use or ownership of Transferred Assets prior to the Closing Date, Seller's actions or obligations with respect to the Agreement, whether known or unknown, accrued or not accrued, fixed or contingent, and current or arising hereafter, including without limitation any of the following (collectively referred to herein as "EXCLUDED LIABILITIES"):

            (a) Pre-Closing Conduct of Business. The manufacturing, marketing, sale, distribution or license of any products or services (including without limitation the CSG Business Products) with respect to the CSG Business prior to the Closing Date, whether operated by Seller or any of its Affiliates, including without limitation warranty, returns, customer service, technical support, product defects (including latent defects), co-op advertising, restocking, price protection or similar obligations whether arising prior to or after the Closing Date;

            (b) Legal Proceedings and Environmental Matters. Any liability or obligation arising out of or as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission of Seller or any of its Affiliates, or to the CSG Business as conducted through the Closing Date or the Transferred Assets including without limitation any liability for infringement of Intellectual Property or violations of federal or state environmental, or other laws;

            (c) Taxes. Except as otherwise provided in Section 8.2, any liability or obligation for Taxes (as defined herein) attributable to or imposed upon Seller or any of its Affiliates, or attributable to or imposed upon the CSG Business or the Transferred Assets for any period (or portion thereof) through the Closing Date;

            (d) Indebtedness and Account Payables. Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its Affiliates or with respect to the CSG Business, including any such liability owed to Seller or its Affiliates;

            (e) Employees. Seller's liabilities and obligations as set forth in
Section 10 hereof-,

            (f) Breach of Contracts. Any obligations or liabilities related to or arising from any breach or default by Seller or its Affiliates, whether before or after the Closing Date, of any contract, agreement or commitment of Seller or any of its Affiliates with respect to the CSG Business, other than breaches by Sub or Buyer after the Closing Date with respect to the Assumed Contracts;

            (g) Termination of Certain CSG Supplier and Seller Relationships. Any liabilities, debts or obligations of Seller or its Affiliates or of the CSG Business whatsoever, now or hereafter arising from or with respect to, the termination by Seller or Sub of all arrangements and obligations with (i) any current or future outside vendors and subcontractors that supply parts for or manufacture Host Bus Adapter Products, including under any outstanding purchase orders or (ii) any current Distributors (as defined herein), and similar parties that sold the CSG Business Products prior to the Closing Date;

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            (h) Service and Warranty Obligations. Any of Seller's obligations or liabilities as set forth in Section 9.9;

            (i) ST Take or Pay Obligations. Any obligations or liabilities under the ST Agreement for the Retained Take or Pay Obligations, subject to the provisions of Section 4. I (a); and

            (j) Agreement. Any liability or obligation of Seller incurred under this Agreement (including without limitation with respect to any of Seller's representations, warranties, agreements, covenants or indemnities hereunder) in connection with the making or performance of this Agreement and the transactions contemplated hereby.

         4.3 NO OBLIGATIONS TO THIRD PARTIES. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate the parties to any person or entity other than the parties to this Agreement. Assumption by Sub or Buyer of Assumed Liabilities under Section 4.1 shall in no way expand the rights or remedies of third parties against Sub or Buyer as compared to the rights and remedies such parties would have against Seller if the Closing were not consummated.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller that, except as set forth in the Schedules to this Agreement delivered to Seller concurrently herewith (the "BUYER SCHEDULE OF EXCEPTIONS"), all of the following statements are true, accurate and correct:

         5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to carry on its business as now conducted and to enter into this Agreement, the Related Agreements (as defined herein) and Buyer Closing Documents (as defined herein) and the transactions contemplated hereby and thereby.

         5.2 AUTHORIZATION. All corporate action on the part of Buyer, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the Related Agreements and the Buyer Closing Documents, the performance of all obligations of Buyer hereunder and thereunder, has been taken or will be taken prior to the Closing, and this Agreement, the Related Agreements and the Buyer Closing Documents constitute the valid and legally binding obligations of Buyer enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No approval of Buyer's shareholders is required to effect the transactions contemplated by this Agreement, the Related Agreements or the Buyer Closing Documents.

         5.3 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the

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part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement, except for compliance with the HSR Act.

         5.4 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against Buyer that questions the validity of this Agreement, the Related Agreements or the Buyer Closing Documents, or the right of Buyer to enter into this Agreement, the Related Agreements or Buyer Closing Documents or to consummate the transactions contemplated hereby or thereby.

         5.5 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Agreement, the Related Agreements and the Buyer Closing Documents and the consummation of the transactions contemplated hereby and thereby by Buyer will not result in a violation or default of (a) any provision of the Buyer's charter documents, (b) any judgment, order, writ, or decree to which Buyer is a party and that would have a material adverse effect on Buyer or Buyer's assets and properties, or (c) any contract that is material to Buyer's business. Buyer is not in violation or default of any provision of its charter documents, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound that could reasonably be expected to have a material adverse effect on Buyer's business, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Buyer that could reasonably be expected to have a material adverse effect on Buyer.

         5.6 BROKERAGE AND FINDER'S FEES. Neither Buyer nor any of its Affiliates has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Seller.

6. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Buyer and Sub that, except as set forth in the Schedules to this Agreement delivered to Buyer concurrently herewith (the "SELLER SCHEDULE OF EXCEPTIONS", all of the following statements are true, accurate and correct.

         6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Seller and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to (i) own and use the Transferred Assets, (ii) in Seller's case, to carry on the CSG Business as now conducted by Seller, and, in Sub's case, as proposed to be conducted by Sub, and (iii) to enter into this Agreement, the Related Agreements and the Seller Closing Documents (as defined herein) and the transactions contemplated hereby and thereby. Seller is, and Sub will be as of the Closing, duly qualified to transact business as a foreign corporation and in good standing in California. Seller has delivered true and correct copies of the charter documents of Seller and Sub, as currently in effect, to Buyer. Sub has no interest in any corporation, partnership or other entity.

         6.2 AUTHORIZATION. All corporate action on the part of Seller and Sub, and their respective officers and directors, necessary for the authorization, execution and delivery of this Agreement, the Contribution Agreement, the Related Agreements and the Seller Closing

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Documents by Seller and Sub, and the performance of all obligations of Seller and Sub, respectively, hereunder and thereunder, have been taken, and this Agreement, the Contribution Agreement, the Related Agreements and the Seller Closing Documents constitute valid and legally binding obligations of Seller and Sub, respectively, enforceable in accordance with their respective terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No approval of the stockholders of Seller or Sub is required to effect the transactions contemplated by this Agreement, the Contribution Agreement, the Related Agreements or the Seller Closing Documents.

         6.3 CAPITALIZATION: STATUS OF CAPITAL STOCK. Immediately prior to the Closing, Sub will have a total authorized capitalization consisting of 1,000 shares of Common Stock, $0.001 par value per share, of which 100 Shares will be issued to Seller and outstanding, and transferred to Buyer hereunder. Immediately prior to and on the Closing Date, Seller will be the lawful record and beneficial owner of the Shares, free and clear of all Encumbrances. There will be no options, warrants or rights to purchase shares of capital stock or other securities authorized, issued or outstanding, nor will Sub be obligated in any other manner to issue shares of its capital stock or other securities. Neither Seller or Sub has, and as of the Closing neither of them shall have, granted or sold, and neither Seller or Sub is, or at the time of Closing neither will be, a party to any agreement, commitment or understanding, written or oral, providing for the grant or sale of, options or other rights to purchase or restricting the transfer of, and neither of them is, and at the Closing neither will be, obligated to sell or otherwise transfer, any of the Shares, the securities or other capital stock of Sub to any Person except Buyer pursuant to this Agreement.

         6.4 FILINGS, CONSENTS AND APPROVALS. No consent, approval, order, waiver or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of Seller or Sub is required in connection with the consummation of the transactions contemplated by this Agreement, except for compliance with the HSR Act. No other consents or licenses from any Person, or payments to any Person, are necessary to enable Seller or Sub to enter into, and to perform their respective obligations under, this Agreement, the Contribution Agreement, the Related Agreements and the Seller Closing Documents, and to enable Buyer to operate the CSG Business substantially in the manner in which Seller and Sub have operated same, other than such consents, licenses or payments as are set forth in Schedule 6.4 attached hereto.

         6.5 LITIGATION. Attached as SCHEDULE 6.5 is a complete description of all pending or, to the Seller's knowledge, threatened claims, actions, suits, litigation, or proceedings that may affect the CSG Business, the Transferred Assets, the Shared Resources or the Assumed Liabilities. Except as set forth on
Schedule 6.5 hereto, there is no claim, action, suit, proceeding or investigation pending or, to Seller's knowledge, currently threatened (colle ctively, "Litigation ") against Seller or Sub (i) that questions the validity of this Agreement, the Contribution Agreement, the Related Agreements or the Seller Closing Documents, or the right of Seller or Sub to enter into this Agreement, the Contribution Agreement, the Related Agreements or the Seller Closing Documents, or to consummate the transactions contemplated hereby or thereby, or
(ii) that might reasonably be expected to affect the CSG Business, Transferred Assets, the Shared Resources, Assumed Liabilities or Listed Employees or result,

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either individually or in the aggregate, in any adverse changes in the value, condition or status of the CSG Business, the Transferred Assets, the Shared Resources, or Assumed Liabilities, Financially or otherwise, nor is Seller aware that there is any basis for the foregoing. The foregoing includes Litigation (or any basis therefor known to Seller) involving the employment or prior employment of any of Seller's employees, their use in connection with Seller's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Seller nor Sub is a party or subject to the provisions of any order, writ, injunction, judgment, stipulation, or decree of any court, arbitrator, or Governmental Entity affecting the CSG Business, the Transferred Assets, the Shared Resources, Assumed Liabilities or the Listed Employees. There is no Litigation initiated by Seller or Sub, or that Seller or Sub intends to initiate, that might affect the CSG Business, the Transferred Assets, the Shared Resources, Assumed Liabilities or the Listed Employees.

         6.6 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. Seller and Sub are not in violation or default in any respect of any provision of their charter documents, or of any instrument, judgment, order, writ, decree or material contract to which either Seller or Sub is a party or by which either Seller or Sub is bound or, to the best of Seller's knowledge, of any provision of any federal or state laws, statute, rule or regulation applicable to Seller or Sub. The execution, delivery and performance of this Agreement, the Contribution Agreement, the Related Agreements and the Seller Closing Documents and the consummation of the transactions contemplated hereby and thereby by Seller and Sub will not, with or without the passage of time or the delivery of notice or both, (i) conflict with or result in any violation or default of the charter documents of Seller or Sub, (1i) conflict with or result in a violation or breach of, or permit or result in the termination of, or permit any Person to rescind any term or provision of, or constitute an acceleration of rights or obligations under, or constitute a default under, any loan, note, bond, indenture, mortgage, deed of trust, security agreement, lease, contract, Assumed Contract, license or other agreement to which Seller or Sub is a party or by which Seller or Sub or any of the Transferred Assets or Shared Resources is bound, (iii) violate any laws, statute, rule or regulation or order, writ, judgment, injunction or decree of any Governmental Entity applicable to Seller or Sub, or (iv) result in the creation of any Encumbrance upon any assets of Seller or Sub, or (v) result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any Permit. None of the "bulk sales" provisions of the commercial code of the State of California apply to the transactions contemplated by this Agreement, the Contribution Agreement or the Related Agreements.

         6.7 CSG BUSINESS PRODUCTS. SCHEDULE 6.7 lists and provides a complete and accurate list of all of the CSG Business Products including, without limitation, (i) the Target Products, (ii) the Host Bus Adapter Products, and
(iii) the Systems Solutions Products.

         6.8 INVENTORY. SCHEDULE 6.8 sets forth an accurate and complete list as of April 4, 1996 of both the Inventory and the Additional Inventory by product and part, including the value thereof determined in accordance with GAAP and with the provisions of Schedule 3.2(c), separately categorized under (i) the Target Products Inventory, (ii) the Host Bus Adapter Products Inventory, (iii) the Systems Solutions Products Inventory, (iv) the ST Inventory (as reflected in open Supplier Purchase Orders listed in Schedule 2.2(f)), and (v) the Subcontractor Inventory (as reflected in open Supplier Purchase Orders listed in
Schedule 2.2(f)). Schedule 6.8 also sets forth the amount of all applicable reserves, whether for slow moving, damaged,

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defective or obsolete products, or other similar matters, related to the
Inventory and Additional Inventory as of June 30, 1994, July 1, 1995, and an estimated amount as of April 4, 1996 ("INVENTORY RESERVES"). Schedule 6.8 also sets forth an accurate and corporate list of the units of CSG Business Products held by Distributors, itemizing the name of each Distributor and the units of each CSG Business Product. Schedule 6.8 shall be updated with the most recent information available to Seller prior to the Closing Date. Subject to Inventory Reserves, the Inventory and Additional Inventory is of good and merchantable quality, consists of items of a quality, quantity and condition such that the items are usable, leasable or salable In the ordinary course of the CSG Business. On the Closing Date, the Inventory and Additional Inventory will be at the locations indicated in Schedule 6.8. All die banks at ASAT and ANAM will be returned to Seller's facilities located in Irvine, California and IPOH Malaysia on or before the Closing Date at Seller's cost.

         6.9 INTELLECTUAL PROPERTY. SCHEDULE 6.9 is a list and brief description, which is accurate and complete in all material respects, of all Intellectual Property and Product Rights, owned, marketed, licensed, used, proposed to be used, or under development by Seller or by its Affiliates other than Excluded Assets and, with respect to patents, trademarks, trade names, copyrights, and mask work registrations, lists the application and registration number, date of application or date of registration, names of all assignors (individuals and corporate entities) and registered owners and the country of filing for each such right, if applicable. AB such registrations are valid and enforceable. Seller has, and will transfer or cause to be transferred to Sub prior to Closing, sufficient tide and ownership of all Intellectual Property (other than the Other Excluded Items) that, together with the Shared Resources, is necessary for or used in the CSG Business and the commercial exploitation of the Transferred Assets as currently conducted without breach of any contractual obligation or any conflict with or infringement of the rights of others. The Transferred Assets include all Intellectual Property and Product Rights (other than the Other Excluded Items) that, together with the Shares Resources are required to (i) manufacture the CSG Business Products as currently manufactured by Seller, and (ii) to provide technical support in a manner substantially equivalent to that currently provided by Seller, subject to such limitations as may occur as a result of Seller's retention of the failure analysis equipment set forth on Exhibit 2.3(j).

               (a) Except as specified on Schedule 6.9, Seller is as of the Effective Date, and Sub prior to Closing will be, the sole and exclusive owner of the Intellectual Property free and clear of all Encumbrances and has the rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. Schedule 6.9 includes and specifically identifies all third-party intellectual property rights which are incorporated in, are, or form part of, the Transferred Assets, the Shared Resources, any CSG Business Product or Product Rights or are otherwise used in the CSG Business, and a list of all rights granted to Seller or Sub to use, or to allow Seller's or Sub's customers to use such intellectual property of any third party or to modify or incorporate such intellectual property, including all end-user licenses and associated rights related to "off the shelf" commercial software products, whether shrink wrap or not, used in connection with or as part of the CSG Business or Transferred Assets (herein referred to as "THIRD PARTY RIGHTS"). Seller and Sub are not, nor will they be, as a result of the execution and delivery of this Agreement or the Shared Resource License Agreement or the performance of the parties obligations under this Agreement or the Shared Resource License Agreement or the exercise of the licenses granted thereunder, in violation of any Third Party

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Rights. Except for the Third Party Rights described in Schedule 6.9, neither
Seller nor Sub are bound by or a party to any options, licenses or agreements of any kind with respect to the intellectual property of any other person or entity with respect to the CSG Business.

               (b) To Seller's knowledge, other than Sub, as of the Closing Date, no other Person, including Seller will have the right, to file, prosecute, or maintain patent applications or applications to register copyrights, trademarks, trade names, service marks and mask works with respect to the Intellectual Property, and the patents and registrations that issue therefrom. All fees to maintain Seller's or Sub's rights in the Intellectual Property due and payable on or before the Closing Date, including, without limitation, registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith pertaining to the Intellectual Property, have been paid.

               (c) Schedule 6.9 lists (i) all licenses, sublicenses and other agreements pursuant to which any other Person is authorized to use, exercise, or receive any benefit from, any Intellectual Property (the "Licenses" and (ii) Proprietary Rights Agreements. Seller has delivered copies of such Licenses and Proprietary Rights Agreements to Buyer. Seller and Sub are not, nor will they be, as a result of the execution and delivery of this Agreement or the Shared Resource License Agreement or the performance of the party's obligations hereunder or thereunder, in violation of such Licenses or Proprietary Rights Agreements.

                    (d) To Seller's knowledge none of its employees, consultants, or third party contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that could conflict with the conduct of the CSG Business by Buyer or its Affiliates or that could interfere with the ability of Buyer or its Affiliates to use, license or sell the Transferred Assets or Buyer's or its Affiliates' rights with respect to the Shared Resources. The execution, delivery and performance of this Agreement, the Contribution Agreement, the Related Agreements or the Seller Closing Documents and the consummation of the transactions contemplated hereby and thereby by Seller and Sub will not conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. The conduct of the CSG Business and the exercise of rights granted under the Shared Resource License Agreement do not require the use of any inventions of any of Seller's or its Affiliates' past or present employees or consultants made prior to their employment by Seller or its Affiliates, and to Seller's knowledge, neither Seller nor any of its Affiliates are using any confidential information or trade secrets of any former employer of any past or present employees in connection with the CSG Business nor is the use of any such information or trade secrets of any former employer inherent in the use of the Shared Resources. Except as disclosed on
  Schedule 6.9, all of the Intellectual Property, Product Rights, Shared Resources, Software Programs and Tools have been created by employees or consultants of Seller within the scope of their employment by or consulting relationship with Seller and such employees or consultants executed valid and binding agreements assigning all of their entire right, title and interest in the Intellectual Property, Product Rights and Software Programs to Seller.

                    (e) The Shared Resources will be provided to Buyer, and/or Sub and/or Buyer's Affiliates, free and clear of any Encumbrances and, together with the Transferred Assets,

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is the only Intellectual Property, that Seller or its Affiliates owns or licenses, that is used in or with respect to the CSG Business as presently conducted (other than the Other Excluded Items). Seller has not licensed or transferred the Shared Resources to any third party except as specified on
SCHEDULE 6.9(e) hereto.

          6.10 SOFTWARE PROGRAMS, TOOLS AND TESTING MATERIALS. SCHEDULE 6.10 is an accurate and complete list and summary description of each Software Program and Tool and the Testing Materials included in the Transferred Assets, the location of each Software Program and Tool and the Testing Materials, including the language in which the software is written (for those Software Programs with respect to which Seller is transferring or licensing source code) and the type of operating systems and hardware platform(s) on which the Software Programs, Tools and Testing Materials operate. Except for general business third party software which is readily and currently commercially available and not having a replacement cost of more than $ 1,000 individually and $25,000 in the aggregate and which is not embedded in or necessary to run any of the Software Programs, Tools or Testing Materials, no other software is required to operate the Software Programs, Tools or Testing Materials. Seller has as of the Effective Date, and Sub prior to Closing will have, good and marketable title to, and have the full right to use all of the Software Programs, Tools and Testing Materials, free and clear of any Encumbrance, subject to licenses listed on Schedule 6.10. Except as specified in Schedule 6.10, Seller is currently, and Price or to Closing will be, the sole and exclusive owner of the Software Programs, Tools and Testing Materials. Seller and Sub maintain machine-readable master-reproducible copies, properly documented source code and source code listings, and technical and user documentation for each Software Program, Tool and Testing Material, as appropriate; in each case, the machine-readable copy substantially conforms to the corresponding source code listing; such Software Programs, Tools and Testing Materials can be maintained and modified by reasonably competent programmers or engineers who have access to the Intellectual Property, Software Programs, Tools and Testing Materials; and in each case, the Software Programs and Tools operate in accordance with the product specifications therefor without material operating defects. Neither Seller nor Sub has any duty to provide updates or new versions of the CSG Business Products, except as specifically described on Schedule 6.10 and no customer of Seller or Sub has prepaid maintenance fees except as specifically described on Schedule 6.10. The documentation which Seller and Sub are transferring hereunder sets forth in reasonable detail all of the functions of the Software Programs, Tools and Testing Materials. Seller and Sub have used diligent efforts to obtain and maintain ownership of the Software Programs, Tools and Testing Materials. Schedule 6.10 identifies which of the Software Programs have copyright notices (whether or not published) and which of the Software Programs have been published.

         6.11 AGREEMENTS.

               (a) Schedule 2.2(f) sets forth Assumed Contracts, Schedule 6.9 sets forth Third Party Rights and Licenses and Proprietary Rights Agreements,
Schedule 6.12 sets forth Supply Contracts, Schedule 6.18(a) sets forth Customer Contracts and SCHEDULE 6.11 hereto lists and sets forth a description of all other contracts, agreements, engagements, leases, licenses and purchase orders placed by Seller or any of its Affiliates or placed with Seller or any of its Affiliates and all other currently effective agreements, understandings and commitments of Seller or Sub related to the CSG Business and/or the Transferred Assets, whether written or to Seller's knowledge oral, (all agreements and contracts set forth on such Schedules 2.2(f), 6.9, 6.11, 6.12

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and 6.18(a) are collectively referred to as "AGREEMENTS"). Seller and Sub have delivered to Buyer a true, correct and complete copy of each Agreement and has provided a written summary of any material verbal Agreements relating to the CSG Business. Seller and Sub are not restricted by any agreement, understanding or commitment, whether oral or written, from selling, licensing, sublicensing or redistributing the CSG Business Products, from carrying on the CSG Business or from freely engaging in any business or competing, anywhere in the world. Except as may be set forth on Schedule 6.11, Sub and Buyer, solely as a result of the transactions contemplated hereunder, will not be restricted in carrying on the CSG Business or any other business anywhere in the world.

               (b) Each Assumed Contract is a valid and binding agreement of Seller or Sub, enforceable by Seller or Sub in accordance with its terms, and Seller does not have any knowledge that any Assumed Contract is not a valid and binding agreement of the other party or parties thereto. Seller and Sub have fulfilled all material obligations required pursuant to the Assumed Contracts to have been performed by Seller or Sub on its part prior to the date hereof, and Seller has no reason to believe that Seller or Sub will not be able to fulfill, when due, all of their respective obligations under the Agreements which remain to be performed after the date hereof and through the Closing Date. Seller and Sub are not in breach of or default under any Assumed Contract which could entitle the other party to terminate the Agreement. Neither the execution and delivery of this Agreement, the Related Agreements, the performance of the parties respective obligations hereunder and thereunder, nor any event which has occurred which with the passage of time or giving of notice or both could constitute a breach or default under any Assumed Contract, result in a loss of rights, or create an Encumbrance on or with respect to a Transferred Asset or Assumed Contract. To the knowledge of Seller, there is no existing breach or default by any other party to any Assumed Contract which could entitle Seller or Sub to terminate such Assumed Contract, and no event has occurred which, with the passage of time or giving of notice or both, could constitute a default by such other party, result in a loss of rights or result in the creation of any Encumbrance thereunder or pursuant thereto. With respect to each Agreement, other than an Assumed Contract, neither the execution and delivery of this Agreement, the Contribution Agreement, the Related Agreements, the performance of the parties respective obligations hereunder and thereunder, nor any event which has occurred which, with the passage of time or giving of notice or both, would cause a breach or default under such Agreements, result in a loss- of rights, or result in the creation of any Encumbrance on or with respect to any Transferred Asset, Shared Resource or Assumed Contract.

         6.12 FOUNDRY RELATIONSHIPS AND ST AGREEMENT. Schedule 6.12 sets forth a true, complete and accurate description of each and every foundry relationship, understanding or commitment, wafer manufacturing or fabricating contract, understanding or commitment, integrated circuit die or device purchase, supply or service agreement, understanding or commitment, with respect to or needed by the CSG Business, in whole or in part, whether written or oral, including without limitation the ST Agreement ("SUPPLY CONTRACTS"). Seller and Sub have delivered to Buyer a true, correct and complete copy of each Supply Contract and provided a written summary of any material oral Supply Contract relating to the CSG Business, in whole or in part, or any material oral amendments to any Supply Contract relating to such CSG Business. All of the rights provided under such Supply Contracts may be transferred to and assumed by Sub or Buyer, without restraint, limitation. or material change and without impediment arising from the past transaction history under such Supply Contracts, and all needed

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consents have been obtained or will be obtained prior to Closing. There are no fees, penalties, price uplifts, shortfall payments, bill backs or other fees outstanding as to such Supply Contracts. The quantities available for purchase under each such Supply Contract are as stated on the face of such Supply Contract and are summarized in Schedule 6.12. Each manufacturing or service site which requires qualification under the terms of a respective Supply Contract is qualified, and no unresolved differences with respect to product or process specifications remains outstanding. All manufacturing or service terms and conditions are as they appear to be on the face of the respective Supply Contracts. Seller has not received any written or oral notice from the other party to any Supply Contract, or from any other supplier to the CSG Business, to the effect that such party will not accept purchase orders from Seller, Sub or Buyer on such terms, conditions and quantities consistent with past practices. All notices which should have been given under such Supply Contracts have been timely given. All disputes under such Supply Contracts have been timely resolved. Prices required to be paid for products or services under such Supply Contracts are summarized on Schedule 6.12 and are reasonable and no condition exists which is unknown to the respective other party on any such Supply Contract and which would justify a termination or a material change of such Supply Contracts if such condition were known to the respective other party under such Supply Contract. Schedule 6.12 also sets forth information regarding wafer starts and products in production as of the Effective Date, which will be updated as of the Closing Date. Schedule 6.12 also sets forth manufacturing information since July 1, 1995 regarding yields under Supply Contracts or other arrangements for the manufacture or production of the CSG Products.

         6.13 TANGIBLE ASSETS. SCHEDULE 2.2(h) sets forth, a true, complete and accurate description of each item, or each group of like items (stating the number), of the Tangible Assets, including any cellular or mobile phones or pagers provided to Seller's Employees, which description identifies (i) the location of each such item or group of items, (ii) to the extent available, original acquisition date and cost of such items, and (iii) with respect to cellular or mobile phones and pagers, the applicable phone or pager number and Transferred Employee who has possession thereof and the name of the supplier or service provider for the telephone and pager service. The Tangible Assets are in good working condition and repair, ordinary wear and tear excepted, usable in the ordinary course of business, and are adequate and sufficient for all current operations of the CSG Business. The use of the Tangible Assets does not violate any applicable law including, without limitation, laws relating to environmental clean-up or protection or occupational health or safety.

         6.14 PERMITS. Seller has, and Sub prior to Closing will have, all Permits necessary for the conduct of the CSG Business worldwide, the lack of which could materially and adversely affect the operations, properties, or financial condition of the CSG Business, each of which is described in SCHEDULE
6.14 hereto, including their dates of expiration and a brief description of each of their material terms. The Permits described in Schedule 6.14 are in Ml force and effect and include all Permits related to the CSG Business, and all Permits necessary to transfer the Transferred Assets to Sub as contemplated in this Agreement. Seller is not, and Sub will not be, in default or noncompliance in any material respect under any of such Permits. Seller has not received notice that any appropriate authority intends to cancel or terminate any of the Permits. Schedule 6.14 also sets forth a true, complete and accurate description of the import, export and duty classifications of each of the CSG Business Products sold in each of the countries, including, without limitation, the United States, in which Seller, Sub, their Affiliates, suppliers or

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Distributors (as defined below) manufacture, distribute or sell any of the CSG
Business Products. Seller has not received any correspondence or notice from any government authority with respect to any dispute concerning the status of such import, export and duty classifications. Seller and Sub have complied in all material respects with all Department of Commerce, import, export, customs, duty and other laws, statutes, rules and regulations applicable to the CSG Business. Seller and Sub maintain and have maintained all records required by law for the conduct of the CSG Business, including (but not limited to) the records of imports and exports related to the CSG Business for the last five years.

         6.15 TRANSFERRED ASSETS.

             (a) Schedules 2.2(f), 2.2(h), 2.2(j), 6.7, 6.8, 6.9, 6.10 and 6.14
attached hereto list or describe all Transferred Assets other than those described on SCHEDULE 6.15(a). Together with the Shared Resources which are the subject of the Shared Resource License Agreement, the Transferred Assets include all property, assets, technology or intellectual property, tangible and intangible, agreements and rights necessary for Buyer to operate the CSG Business after the Closing Date in a manner substantially equivalent to the manner in which the Seller and Sub currently are operating the CSG Business. All items on such Schedules accurately reflect the description thereof set forth in this Agreement. Except as set forth on SCHEDULE 6.15(a) Seller holds, and Sub prior to Closing will hold, good and marketable title to all of the Transferred Assets, free and clear of all Encumbrances. None of the Transferred Assets or the Shared Resources constitute collateral under any UCC-1 financing statement filed against Seller or Sub, as debtor. As of the Closing Date the only assets, tangible or intangible, of the Sub will be the Transferred Assets. Title to all of the Transferred Assets is freely transferable from Seller to Sub without obtaining the consent or approval of any Person, except such consents and approvals as will be obtained by Seller prior to Closing. As of the Closing, no Person shall have any rights in or licenses or rights to acquire licenses, to produce, distribute, license, sublicense, sell, use in development or otherwise use any of the Transferred Assets or Shared Resources, except for Transferred Assets or Shared Resources subject to Licenses which are set forth in the
Schedule 6.9 hereto and identified as such. All Transferred Assets are located at Seller's facilities at 8105 Irvine Center Drive, Irvine, California or 15345 Barranca Parkway, Irvine, California, unless otherwise set forth on Schedule 6.15(a).

             (b) The Business Records are complete and accurate in all material respects and are located at the locations set forth on SCHEDULE 6.15(B).

             (c) Since July 1, 1995, neither Seller nor its Affiliate has disposed of or terminated any assets (including any that would otherwise be within the definition of Transferred Assets or Shared Resources), property, technology or intellectual property, agreements or rights related to or used in the CSG Business except in the ordinary course of business or as set forth on
SCHEDULE 6.15(c).

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             6.16 INFRINGEMENT. None of the Transferred Assets or Shared
Resources has violated or infringed upon, or is violating or infringing upon, or misappropriates, any patent, copyright, CD trademark, trade name, mask work, trade secret or other intellectual or proprietary right of any third party.
SCHEDULE 6.16 contains a complete list and description of all correspondence, communications, notices, claims, litigations and proceedings by third parties alleging any right, title or interest in or to the Transferred Assets and the Shared Resources or asserting that the Transferred Assets or the Shared Resources violate or infringe in any respect the proprietary rights of others. There are no claims pending or, to Seller's knowledge, threatened by any third party against Seller or Sub (i) alleging that Seller's or Sub's ownership, sale, licensing, possession or use of, or disclosure or transfer of, the Transferred Assets or the Shared Resources infringes upon or constitutes an unauthorized use of the intellectual property rights of any third party , (ii) challenging or questioning Seller's or Sub's ownership of, or the validity or effectiveness of, Seller's ownership or Sub's ownership of, the Transferred Assets or the Shared Resources, (iii) challenging Seller's or Sub's rights under Third Party Rights,
(iv) alleging that the manufacture, marketing, license, sale or use of any product or service as used in the CSG Business infringes intellectual property rights of any third party, nor, to Seller's knowledge is there any basis for any such claim. Seller or Sub have no disputes with or claims against any third party (including any employee or former employee of Seller or Sub) for infringement by such third party of any Intellectual Property of Seller or Sub included in the Transferred Assets or the Shared Resources. Neither Seller nor Sub has brought any actions or lawsuits alleging (i) infringement of any Intellectual Property, or (ii) breach of any License. Neither Seller nor Sub has entered into any agreement granting any third party the rights to bring infringement action with respect to or otherwise to enforce rights with respect to any Intellectual Property. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner, the licensing, assignment, transfer or conveyance thereof by Seller or Sub. Neither Seller nor Sub have entered into any agreement with respect to the CSG Business to indemnify any Person against any charge of infringement of any third party intellectual property right, or to the Intellectual Property. Seller and Sub have taken all steps reasonably necessary and commercially prudent to protect their night, title and interest in and to such Intellectual Property. There has not been, and there is not now, any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any Person. None of such Intellectual Property is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of Seller or Sub nor does any such person have any interest therein or right thereto, including but not limited to the right to royalty payments. Buyer and/or Sub may sell and distribute the CSG Business Products to third parties without infringement of the IBM patents and other rights licensed to Seller pursuant to the IBM Cross-License.

             6.17 PROPRIETARY INFORMATION. Each employee, contractor, consultant, officer or director of Seller or Sub involved with the creation or development of the Transferred Assets or the Shared Resources has executed a proprietary information and inventions assignment agreement substantially in the form attached hereto as SCHEDULE 6.17. Seller and Sub have taken all reasonable and customary steps necessary to protect and preserve the confidentiality of the Intellectual Property, including, without limitation, the marking of all confidential or proprietary information with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the handling, disclosure, and use of confidential or proprietary information, and the

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
                                                            EXECUTION COPY

acquisition of written non-disclosure agreements from any party receiving same. Neither Seller nor Sub has disclosed or provided copies of the source code for any Software Program or Intellectual Property included in the Transferred Assets or the Shared Resources to any Person except as set forth in Schedule 6.17, and each has taken customary and reasonable steps to prevent such disclosure, other than disclosure to employees or consultants of Seller or as set forth on
Schedule 6.17, in each case pursuant to written non-disclosure agreements. To Seller's knowledge all use, disclosure or appropriation of confidential or proprietary information not owned by Seller or Sub has been pursuant to the terms of a written agreement between Seller and/or Sub and the owner of such information, or is otherwise lawful. Seller has delivered to Buyer copies (which are substantially in the form attached hereto as Schedule 6.17), of all material non-disclosure agreements, and all other agreements relating to the handling, disclosure, and use of confidential or proprietary information (whether or not Seller or Sub owns such information) relating to the CSG Business and Seller knows of no breaches or claims relating to any such agreements.

             6.18 CUSTOMER, DISTRIBUTOR AND SUPPLIER CONTRACTS.

                  (a) SCHEDULE 6.18(a) is an accurate and complete list of the names and addresses of (ii) all distributors, VARs, dealers and other resellers who currently distribute the CSG Products the "DISTRIBUTORS" and (ii) all current customers of the CSG Business and the top ten customers of the CSG Business for the period from July 1, 1995 to March 30, 1996, other than Distributors (the "CUSTOMERS"), and a list of all contracts, agreements, understandings of Seller or Sub with Customers or Distributors relating to the CSG Business Products, including Customer Purchase Orders open as of March 30, 1996 (as updated through the Closing Date) (collectively "CUSTOMER CONTRACTS") and a complete description of all products on order, prices and shipment dates, and work to be done, including, but not limited to, development or customization work, under such Customer Contracts, and all credits or discounts granted to, or adjustments made for, the Customer or Distributor to be applied against future payments or purchases. Schedule 6.18(a) details the volume of each CSG Business Product purchased by each of such Customers or Distributors per month and by product since July 1, 1994. Schedule 6.18(a) further sets forth any current forecasts received from any of such Customers or Distributors in respect of purchases of CSG Business Products and Seller's current internal forecasts. Schedule 6.18(a) describes any commitment by Seller or Sub to any Customers or Distributors which are not embodied in the Customer Contracts (including, without limitation, any commitment to repair, replace, upgrade or make any other accommodation in relation to any CSG Business Product). Schedule 6.18(a) sets forth all prepaid advances, deposits or expenses from Customers or Distributors for CSG Business Products to be shipped, or services to be performed related to the CSG Business Products, after the Closing Date which have been received by Seller or Sub as of the Closing Date. In addition, with respect to the IBM Agreement Schedule 6.18(a) includes schedules and information regarding all changes, cancellations or rescheduling with respect to forecasts and purchase orders since July 1, 1994. Except as set forth on Schedule 6.18(a), neither Seller nor Sub have received any written, or to Seller's knowledge, oral notice, and Seller has no reason to believe that, any current Customer or Distributor will terminate its relationship with Seller or Sub, materially decrease the volume of purchases or stop purchasing the CSG Business Products before or after the Closing. Seller has delivered a true and complete copy of the Customer Contracts to Buyer. Following the Closing, Buyer will not be contractually restricted from changing prices charged for the CSG Business Product to any

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
                                                                  EXECUTION COPY

Customers, Distributors or other party, except as may be set forth in the Assumed Contracts. None of the Distributors has an exclusive right to distribute or resell the CSG Business Products. As of the Closing Date, no Person shall have a license to use, or the right to acquire a license to use, any future version of the CSG Business Products, and no contractual restriction shall restrict Buyer's ability to charge its Customers for any such new version.

         (b) SCHEDULE 6.18(b) sets forth (a) the names and addresses of all suppliers or vendors from which the CSG Business has ordered components, raw materials, supplies, merchandise and other goods and services since July 1, 1994, and (b) the items supplied by each supplier and the amount for which each such supplier invoiced the CSG Business per month during such period. Schedule 6.18(b) sets forth, and Seller has delivered, true and complete copies to Buyer of all current contracts or agreements, including all Supplier Purchase Orders, with suppliers relating to the CSG Business. Neither Seller nor Sub have incurred outstanding, marketing or advertising obligations with respect to the CSG Business that will not be terminated or discharged in full by Seller.

         6.19 WARRANTIES AND SERVICE; PAYMENT OBLIGATIONS.

               SCHEDULE 6.19 sets forth (i) copies of all forms of warranties now in effect or provided duning the past three years with respect to any of the CSG Business Products and with respect to any services provided, or to be provided, by Seller or Sub in connection therewith; (ii) a true, complete and accurate list of all agreements or other arrangements pursuant to which Seller or Sub is obligated to provide service or support services with respect to the CSG Business Products; (iii) a true, complete and accurate list of all warranty or service claims since September 1, 1995 made with respect to the CSG Business Products or such service, identifying the CSG Business Product and the reason such product was the subject of a warranty claim, the service, Customer, Distributor or other party, nature of the claim and date made, remedial action taken, and the dollar amount involved; (iv) the versions of the CSG Business Products currently supported by Seller or Sub; (v) a true, complete and accurate list of all other agreements and other documents of Seller or Sub which are either included in the Assumed Contracts or relate to any CSG Business Products other than the Host Bus Adapter Products, and pursuant to which Seller or Sub is obligated to make payments to or for any Customer or Distributor of the CSG Business, or make any other accommodation for such Customer or Distributor, or take back any product from such Customer or Distributor, including, without limitation, any warranties; and (vi) a true, complete and accurate schedule of information relating to all of Seller's or Sub's stock rotation obligations in the CSG Business. Seller expenses as incurred the costs and expenses associated with warranties, services, returns, defects or similar items with respect to the CSG Business Products and the amount thereof for the period from September 1, 1995 to February 24, 1996 is accurately set forth in Schedule 4.1(b) ("WARRANTY AND RETURN EXPENSE") and fairly represents Seller's experience generally, both before and after, such period. All sales of, and services relating to, CSG Business Products have been, or are being, made pursuant to the form of warranties set forth in Schedule 6.19, and no other warranty, express or implied, has been made or extended by Seller or Sub with respect to the CSG Business Products. Neither Seller nor Sub has granted to any Person the right to repair, maintain, service or support any of the CSG Business Products. No agreement for the sale, license, service, support or maintenance of the CSG Business Products obligates Seller or Sub to provide any change in functionality or other

                                                                  EXECUTION COPY

alterations in the performance of the CSG Business Products or to provide new products or technology.

         6.20 PRODUCTS LIABILITY. The CSG Business Products do not contain any defects in design or otherwise (including latent defects) and Seller has not experienced. and is not experiencing, any material difficulties with respect to the manufacture of the CSG Business Products. There is no Litigation pending or, to Seller's knowledge, threatened against or involving Seller or Sub relating to any of the CSG Business Products alleged to have been manufactured or sold by Seller or Sub and alleged to have been defective (including latent defects), or improperly designed or manufactured. All manufacturing standards, testing procedures and product specifications applied in, or used in, or disclosed to customers of, the CSG Business comply with all applicable industry standards and in all material respects with applicable laws.

         6.21 FINANCIAL INFORMATION. Attached as SCHEDULE 6.21 hereto are (i) a schedule of the assets of the CSG Business as at July 1, 1995, (ii) an internal profit and loss statement for the fiscal year ended July 1, 1995 in relation to the CSG Business, (iii) a schedule of assets of the CSG Business as at March 30, 1996, and (iv) an Internal profit and loss statement in relation to the CSG Business for the eight month period ended March 30, 1996 (collectively, the "FINANCIAL STATEMENTS"). The Financial Records are true, correct and complete. The financial data included in the Financial Statements fairly presents such financial information regarding the CSG Business, and the recorded and accrued amounts set forth in the Financial Statements fairly present the financial position of the respective assets, revenues, product costs, research and development and marketing expenses and profits of the CSG Business, as of the respective dates or for the respective periods indicated thereon. The Financial Statements, Inventory Reserves, Warranty and Return Expenses, the Closing Date Asset and Liability List and Warranty Reserve have been, or will be, prepared in a manner that is consistent with Seller's internal business and financial accounting methods, which internal business and financial accounting methods are in accordance with GAAP.

         6.22 NO UNDISCLOSED LIABILITIES OR ADVERSE CHANGES. Other than the Assumed Liabilities, Sub has no other debts, liabilities, and obligations of any nature whether due or to become due (including, without limitation, absolute liabilities, accrued liabilities and contingent liabilities). To Seller's knowledge, there are no circumstances, conditions, events or arrangements, that may be reasonably expected to hereafter give rise to any liabilities of the CSG Business, other than liabilities arising in the ordinary course. Seller has no knowledge of any liabilities relating to the CSG Business for breach of contract, breach of warranty, tort or infringement not specifically disclosed in the Schedules hereto. Since July 1, 1995 there has been no fact or development known to Seller which could have a material adverse effect on the condition or prospects, financial or otherwise, of the CSG Business, the Transferred Assets or the Shared Resources, nor has there been any damage, destruction or loss, whether or not covered by insurance, which adversely affects the CSG Business or the Transferred Assets. During such period, neither Seller nor Sub has not incurred, and will not incur, any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due other than in the ordinary course of the CSG Business.

        6.23    TAXES, TAX RETURNS, PAYMENTS AND ELECTIONS.

                (a) All income taxes, real and personal property taxes, gross receipt taxes, documentary transfer taxes, sales and use taxes, employment taxes, withholding taxes, unemployment insurance contributions, customs duties, value-added taxes, alternative or add-on minimum taxes, and other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto (collectively "TAXES"), for which Sub or Buyer could become liable as a result of succeeding to the CSG Business and the Transferred Assets or which could result in a lien or charge against the CSG Business or the Transferred Assets, or in a liability for Sub or Buyer, other than sales or use Taxes attributable to the operation of the CSG Business or the Transferred Assets following the Closing Date, have been or will be paid or otherwise appropriately provided for by Seller for all periods (or portions thereof) prior to and including the Closing Date.

                (b) Seller and Sub have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed (taking into account any extensions to file) prior to such date, and all such returns and reports are true, correct and complete in all material respects as they may relate to the CSG Business or Transferred Assets.

                (c) There are no Encumbrances for Taxes on any of the Transferred Assets except for liens arising from Taxes which are due but not yet payable. There are no assessments or claims for payment of Taxes now pending or threatened, nor is there any audit of the records of Seller or Sub in relation to the CSG Business and/or the Transferred Assets being made or to Seller's knowledge threatened by any taxing authority.

                (d) There is no Litigation pending or to Seller's knowledge threatened with respect to Taxes, and Sub is not currently the beneficiary of any extension of time within which to file any tax returns as may relate to the CSG Business or Transferred Assets. Neither Seller nor Sub have, in relation to the operation of the CSG Business and the Transferred Assets, waived any statute of limitation in respect of any Taxes or assessments by any taxing authority or agreed to any extension of time with respect to any assessment or deficiency in any Tax.

                (e) Seller and Sub have properly withheld and paid, or accrued for payment, when due, to appropriate tax authorities, all material amounts required to be withheld from payments made to employees, independent contractors, all sales and use taxes as required under applicable laws in relation to the CSG Business and/or the Transferred Assets.

                (f) Seller and Sub have not entered into any type of tax allocation agreement or tax sharing agreement.

                (g) As a result of the consummation of the transactions contemplated by this Agreement, neither Seller nor Sub has entered into any agreement with any employee of Seller or Sub that would cause Seller, Sub nor Buyer to become liable for any parachute payments, as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE").

                (h) Sub is not and never has been required to file a consolidated or combined state or income Tax return with any other persons or entities other than Seller and its consolidated subsidiaries, and Sub is not liable for any Taxes of any person other than Seller and its consolidated subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract otherwise.

        6.24 ENVIRONMENTAL AND SAFETY LAWS. Seller has neither violated, nor is in violation of, and Sub will not be in violation of, any federal, state or local law, ordinance or regulation relating to industrial hygiene, occupational health and safety, disposal of Hazardous Materials (as defined below) or the environmental conditions on the properties or facilities of Seller or Sub at which any of the CSG Business is conducted, including but not limited to, soil and ground water conditions. Seller has not used, generated, manufactured or stored on or under any part of its properties or facilities at which any of the CSG Business is conducted, or transported to or from any part thereof, any Hazardous Materials in violation of CERCLA (as defined below) or any other applicable state or federal environmental law. Sub will not, prior to Closing, similarly use, generate, manufacture or store on or under any part of its properties or facilities, or transport to or from any part thereof, any Hazardous Materials. There has not been any presence, disposal, or release of any Hazardous Materials on, from or under any part of Seller's properties or facilities at which any of the CSG Business is conducted. For purposes of this Section, "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste that is, or becomes prior to the Closing, regulated or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical,"
"hazardous material," "toxic substance" or "hazardous chemical" or similar hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other similar state or federal law, statute, ordinance, rule or regulation having a scope of purpose similar to that of CERCLA.

        6.25 RELATED-PARTY TRANSACTIONS. No officer or director of Seller or Sub, or member of such director's or officer's immediate family or affiliate thereof, is a party to or has an interest in any contract or agreement related to the CSG Business.

        6.26 EMPLOYEE MATTERS. SCHEDULE 6.26(a) lists the names and titles of all persons currently employed or engaged as a consultant by Seller or its Affiliates in connection with the CSG Business (the "EMPLOYEES"), together with the amount of their current compensation, their service date, the number of years each has been employed by Seller or an Affiliate of Seller, their status as exempt or non-exempt, all sick or vacation benefits accrued or payable, all bonuses, profit sharing, or commissions accrued or payable, any special compensatory or reimbursement arrangements, comp time or other arrangements with such Employees and any agreements between such Employee and Seller (""SELLER EMPLOYMENT AGREEMENTS"). Sub has not employees or consultants.

                (a) With respect to Employees, Sellers (i) is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, consulting practices, terms and conditions of employment and consulting, and wages and hours (including, but not limited to, ERISA, WARN or any similar state or local law), (ii) has made all contributions required to be made under any state unemployment or disability laws or regulations and has accrued the amount of any such contribution required for any period prior to the Closing Date which is not yet due and payable and (iii) is not engaged in any unfair labor practice and is not in arrears in the payment of wages or taxes with respect to Employees. No Employee has any claims against Seller (whether under any law, any Seller Employment Agreement or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll, including any bonuses, profit sharing, commissions, benefits or other compensation payable or accrued with respect to the period prior to the Closing Date, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year (for any period other than the current payroll period), (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work or (v) a violation of ERISA. Seller has not received notice from any Employee to the effect that such Employee presently plans to terminate his or her relationship with Seller. Only Seller will be, pursuant to any Seller Employment Agreement, employee benefit plan or other law, arrangement or understanding, obligated to pya or be liable for the payment of any compensation), severance pay or other benefit (including any medical, disability benefit or payment or any liabilities relating to pension benefits) by reason of the voluntary or involuntary termination prior to the Closing Date of employment of any Employee, including the Listed Employees, or the consummation of the transactions contemplated by this Agreement.

                (b) With respect to all employee benefit plans (as defined in ERISA) in which any Employee is or was eligible to participate, Seller or any entity which, within the last 5 years, has been under common control of or affiliated with Seller (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c) or (m) of the Code, is in compliance in all material respects with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to ERISA and the Code, applicable to such employee benefit plans and Seller is in compliance with its obligations under the terms of such plans. None of the employee benefit plans and Seller is in compliance with its obligations under the terms of such plans. None of the employee benefit plans maintained by Seller or Seller's ERISA Affiliates are subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate has ever been obligated to contribute to any "multi-employer plan" as such term is defined in Section III(37) of ERISA. No employee benefit plan of Seller or any ERISA Affiliate has engaged in any prohibited transaction as such term is defined in Section 4975 of the Code or
Section 406 of ERISA. SCHEDULE 6.26(b) includes a true and complete list of all Employees, including Listed Employees, who are or may become entitled to benefits under any severance agreement as of the Closing (other than an arrangement generally applicable to all or substantially all Employees), and the terms thereof. Seller has delivered to Buyer copies of all pension, retirement, profit sharing, deferred compensation agreements, generally applicable severance, stock, option, bonus or other incentive plans, medical, dental or other health benefit and other employee benefit plans or arrangements maintained by Seller with respect to any of the Employees (the "EMPLOYEE PLANS"), including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA.

        6.27 LABOR AND EMPLOYEE RELATIONS. Seller and Sub are not bound by or subject to (and none of assets or properties of Seller or Sub are bound by or subject to) any written or, to Seller's knowledge, oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of Seller's knowledge, has made a formal attempt to represent any of the employees, representatives or agents of the CSG Business. There is no strike or other labor dispute involving Seller or Sub pending, or the best of Seller's knowledge, threatened, that could have a material adverse effect on the CSG Business, nor is Seller aware of any labor organization activity involving the Employees.


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         6.28 BROKERAGE AND FINDER'S FEES. Neither Seller, Sub, nor any of their
Affiliates employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Buyer.

         6.29 DISCLOSURE. Seller has fully provided Buyer with all the information that Buyer has requested for deciding whether to enter into this Agreement and the transactions contemplated hereby. This Agreement, the Schedules attached hereto, the Seller Closing Documents, the Related Agreements and all other information relating to the CSG Business, the CSG Business Products, the Transferred Assets, the Shared Resources or the Listed Employees delivered in connection herewith or therewith, do not contain any untrue statement of a material fact or ornit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         6.30 FAIR CONSIDERATION: NO FRAUDULENT CONVEVANCE. The transfer of the Transferred Assets to Sub and the sale of the Shares to Buyer as contemplated by this Agreement is made in exchange for fair and equivalent consideration, and Seller and Sub are not now insolvent and Seller and Sub will not be rendered insolvent by the sale, transfer and assignment of the Transferred Assets or Shares as contemplated by this Agreement. Seller and Sub are not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder their creditors. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Transferred Assets in the hands of Sub or Buyer after the Closing.

7. MUTUAL COVENANTS.

         7.1 CONFIDENTIAL INFORMATION. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, manufacturing processes and procedures, formulae, methodologies, inventions, product designs, product specifications and drawings, and other confidential and/or proprietary information of Buyer or Seller, as the case may be (the "DISCLOSING PARTY"), (the "RECEIVING PARTY") in the course of negotiating the transactions contemplated by this Agreement "Confidential Information") will be held in confidence and not used or disclosed by the Receiving Party or any of its employees, Affiliates or stockholders for a period of five (5) years from the Effective Date and will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party's written request to the Receiving Party; provided, that from and after the Closing, the foregoing covenant shall not be applicable to Buyer with regard to any Confidential Information from Seller included in the Transferred Assets and nothing herein shall limit Buyer's rights under Section 1O.1. The Receiving Party's employees, Affiliates and stockholders will not be given access to Confidential Information except on a "need to know" basis. It is agreed that Confidential Information will not include information that: (a) is proven to have been known to the Receiving Party prior to receipt of such information from the Disclosing Party; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to the Disclosing Party;

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(c) is now, or later becomes part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by the Receiving Party; or (d) is independently developed by the Receiving Party without the use of any Confidential Information. In the event that the Receiving Party or anyone to whom the Receiving Party transmits Confidential Information pursuant to this Agreement becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criirlinal or civil investigative demand or similar process or by statute or regulation) to disclose any of Confidential Information, the Receiving Party will provide the Disclosing Party with prompt written notice of that fact so that the Disclosing Party may seek (with the Receiving Party's cooperation, if so requested by the Disclosing Party) a protective order, confidential treatment or other appropriate remedy. In any event, in the circumstance, the Receiving Party will furnish only that portion of the Confidential Information which is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. The provisions of this Section 7.1 supersede that certain Master Mutual Nondisclosure Agreement between Buyer and Seller, dated December 12, 1995.

         7.2 RELATED AGREEMENTS. On or before the Closing Date Buyer, Seller and, as appropriate, Sub shall enter into the following agreements (collectively RELATED AGREEMENTS"):

               (a) The Transition Agreement in the form of Exhibit 7.2(a).

               (b) The Shared Resource License Agreement in the form of Exhibit
                   2.3(d).

               (c) The Strategic Agreements in the forms attached as Exhibit
                   1.21.

               (d) The ST Assignment in the form of Exhibit 1.9.

               (e) The Acquired Cadence Contract in the form attached as Exhibit
                   1.2.

               (f) Assignments of all Assumed Contracts.

         7.3 HART-SCOTT-RODINO ACT. The parties shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division for additional information or documentation in connection with the notification and request forms filed under the HSR Act with respect to the transactions contemplated hereby. To the extent permitted by law, the parties shall request such governmental agencies to treat as confidential all information submitted to them. Notwithstanding any provision of this Agreement to the contrary, in no event shall Buyer, Seller or any of their Affiliates be required to divest itself or dispose of any of its properties or assets or make special payments or grant any special concessions or in any way diminish or impair its control, ownership, or operation of any of its properties or assets in order to obtain any waivers, permits, licenses, approvals, authorizations, qualifications, orders or consents required in connection with the consummation of the transaction contemplated by this Agreement, unless mutually agreed by and between Seller and Buyer.

         7.4 ENFORCEMENT OF CONTRACTS. Buyer agrees that to the extent a claim is made against Seller or as a defense to collection of an account receivable under an Assumed Contract by the other party to such Assumed Contract with respect to transactions that occurred prior to

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the Closing Date then notwithstanding the assignment of all rights under the
Assumed Contracts to Sub under the provisions of Section 2.2(f)(viii) or 2.2(l)(ii), Buyer and Sub shall, at Seller's expense, and with no liability on Buyer's part, either assert on behalf of Seller defenses, counter claims or other rights under such Assumed Contracts as is reasonably required or assign such rights, defenses or counter claims to the extent reasonably required for Seller to defend itself or pursue collection of its accounts receivable.

         Seller agrees that, if requested by Buyer or its Affiliates, it will cooperate with Buyer in enforcing the terms of any agreements between Seller and any third party involving the CSG Business or the Transferred Assets relating to confidentiality and the protection of the Intellectual Property. In the event that Buyer or its Affiliates is unable to enforce the rights related to the Intellectual Property against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer, at Buyer's expense and with no liability on Seller's part, by assigning to Buyer or its Affiliates such rights as may be required by Buyer to enforce the Buyer's rights to the Intellectual Property. If such assignment still does not permit Buyer to enforce its rights to the Intellectual Property against the third party, Seller agrees, at Buyer's expense, to initiate proceedings against such third party in Seller's name, provided that Buyer shall be entitled to participate in such proceedings, all at Buyer's expense.

         7.5 CERTAIN NOTIFICATIONS. At all times prior to the Closing Date, Seller and Buyer shall notify the other in writing of the occurrence of any event which will result in the failure to satisfy any of that party's conditions to Closing specified in Section 11.1 and 11.2 hereof.

         7.6 PUBLIC ANNOUNCEMENTS. On and prior to the Closing Date, Buyer, Sub and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated herein. Neither Buyer, Sub, nor Seller will make any public disclosure prior to the Closing or with respect to the Closing unless all parties agree on the text and timing of such public disclosure unless advised by counsel that disclosure is required by law. Nothing contained in this Section 9.9 shall prevent any party at any time from furnishing any information to any Governmental Entity.

         7.7 SURVIVAL OF COVENANTS. Each of the covenants set forth in Sections 7.1, and 7.4, and this Section 7.7 shall survive the Closing.

8. COVENANTS OF BUYER.

         Buyer covenants and agrees with Seller as follows:

         8.1 RECORDS, REPORTS AND AUDIT. Buyer shall maintain complete and accurate books and records pertaining to its determination of the Earnout Payment and, if applicable, the Exceeded Warranty Amount. On a quarterly basis following the Closing, Buyer shall submit to Seller, either in conjunction with any payment due under Sections 3.1(d) or in lieu thereof if no payment is due, a report setting forth Buyer's determination of the Earnout Payment or Exceeded Warranty Amount for such quarterly period.

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         8.2 TAXES.


               (a) While the parties do not anticipate any significant transfer type taxes or similar charges applying to the Initial Transfer or any Subsequent Transfer, Buyer shall bear, and to the extent permitted by law shall pay directly, all transfer, documentary, sales, use, registration, stamp, value-added and other similar =es, including any penalties, interest and additions to tax, incurred in connection with the transfer of the Transferred Assets and Assumed Liabilities from Seller to Sub or incurred in connection with or relating to the Initial Transfer and all Subsequent Transfers, or that would not otherwise be payable in the absence of such transfers, but in all cases exclusive of any income taxes that may be incurred by Seller (collectively, "TRANSFER TAXES"), and Buyer shall reimburse Seller for any Transfer Taxes paid by Seller within ten business days of Seller's written request which details the date the Transfer Taxes were paid and provides documents of actual payment thereof. Buyer agrees to defend, indemnify and hold the Seller Indemaitees (as defined in Section 13.5) and each of them harmless from and against (i) any such Transfer Taxes or claims for payment thereof by any tax authority and (ii) all expenses and costs incurred by any indemnified party in connection with any examination, administrative proceeding or other legal contest with respect to any Transfer Tax, all in accordance with Section 13.

               (b) Buyer shall, to the extent that failure to do so could adversely affect the CSG Business or the Transferred Assets (i) file, within the time period for filing, all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete in all material respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon (A) the Transferred Assets used in the CSG Business for periods (or portions thereof) following the Closing Date, and (B) the operations of the Buyer's business.

         8.3 NAME CHANGE. Buyer agrees to cause Sub to change its name to delete any reference to "Western Digital" no later than thirty (30) days following the Closing Date.

         8.4 EMPLOYEE COMPENSATION. Buyer shall be liable for and obligated to pay and indemnify, and hold Seller and its Affiliates harmless from, any and all expenses, contracts, agreements, commitments, obligations, claims, suits, and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent, or arising hereafter, directly or indirectly, with respect to (i) the employment or termination of employment of any current or future employee or consultant of Buyer or any of its Affiliates, including without limitation, the employment or termination of the Transferred Employees after the Closing Date, whether in connection with the transactions contemplated hereby or otherwise; (ii) any claims of discrimination under state or federal law provided such claims arise from the Transferred Employee's employment or service with or termination by Buyer or its Affiliates after the Closing Date;
(iii) any other claims or obligations arising out of the terms and conditions of employment of any person by Buyer or its Affiliates whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; (iv) any duties or obligations of Buyer or administrators under any existing or future employee benefit plans or arrangements maintained by Buyer or its Affiliates with respect to its employees; or (v) any present or future obligations or liabilities of Buyer or any of its Affiliates to prior, existing or future employees of Buyer or any of its Affiliates.

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         8.5 Survival-of Covenants. Each of the covenants set forth in Sections
8.1, 8,2, 8.3, 8.4 and this Section 8.5 shall survive the Closing. Notwithstanding any other provision of this Agreement, the covenants in Section
8.2 shall survive until six months following the expiration of any statute of limitations applicable to any Transfer Tax.

9. COVENANTS OF SELLER.

         Seller covenants and agrees with Buyer as follows:

         9.1 Carry on CSG Business in Normal Manner. From the Effective Date to the Closing Date, Seller will, and will cause Sub to, carry on the CSG Business in the ordinary course consistent with Seller's past practices. Seller shall, and shall cause Sub to, use reasonable efforts to retain the Listed Employees, to protect and preserve the Transferred Assets, and to preserve the goodwill of their customers, suppliers and others having business relations with CSG. Without limiting the generality of the foregoing, without Buyer's prior written consent, prior to the Closing Date Seller shall not, nor shall it allow Sub to:

               (a) engage in any transaction which would cause a breach of any representation, warranty or covenant;

               (b) sell, transfer, convey, assign, lease, license or otherwise dispose of any of the Transferred Assets, or cancel, rescind, waive, release, fail to renew or forgive any Assumed Contracts or claims of Seller or Sub except, in each case, in the ordinary course of the CSG Business consistent with past practices of Seller;

               (c) mortgage, pledge, subject to a lien, or grant a security interest in, or otherwise encumber, any of the Transferred Assets,

               (d) sell, dispose of or encumber any of the Transferred Assets or license any Transferred Assets to any Person, except for the sale of Inventory and Additional Inventory in the normal course of business consistent with past practices;

               (e) change in any manner the compensation of, or agree to provide additional benefits to, or grant any severance or termination pay to, or enter into any employment agreement with any Listed Employees, except as contemplated in Section 10 below;

               (f) engage in any special promotion which promotes the sale of the Inventory with discounted terms except for promotions existing as of the date hereof and described on Schedule 9.1(f);

               (g) enter into any agreements or commitments relating to the CSG Business, except on commercially reasonable terms in the ordinary course of business, consistent with past practices of Seller; or

               (h) fail to comply in all material respects with all laws and regulations applicable to the CSG Business.

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         9.2 ACCESS TO INFORMATION. From the Effective Date to the Closing Date,
Seller will afford to the representatives of Buyer, including its counsel and auditors, during normal business hours, access to any and all of the Transferred Assets and to Sub and information with respect to the CSG Business and Sub to the end that Buyer may have a reasonable opportunity to make a full investigation of the Transferred Assets, the CSG Business and Sub in advance of the Closing Date as it shall reasonably desire, and the representatives of Seller will confer with representatives of Buyer and will furnish to Buyer, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Buyer may reasonably request, and Seller will furnish to Buyer's auditors all consents and authority that they may reasonably request In connection with any examination of Buyer. In addition, Seller authorizes Buyer at any time after the Effective Date to negotiate directly with IBM and ST in connection with operation of CSG after the Closing Date, and Seller shall cooperate with Buyer in arranging and preparing for such meetings, including without limitation providing Buyer with such information related to the CSG Business, IBM, and ST as Buyer requests; provided, however, that Buyer shall give Seller reasonable notice of any such meetings with IBM or ST and shall permit Seller to have a representative present at such meetings where the CSG Business is being discussed.

         9.3 CONSENT OF THIRD PARTIES. Prior to the Closing Date, Seller shall obtain the consent in writing of all persons necessary to permit Seller to assign and transfer all of the Transferred Assets (including, but not limited to, the Assumed Contracts) to Sub, free and clear of all Encumbrances, and to perform its obligations under, and to conclude the transactions contemplated by, this Agreement in order that the performance hereof will not result in the termination of, or any violation, breach or default under, any Assumed Contracts or affect the Transferred Assets.

         9.4 TERMINATION OF CERTAIN CSG SUPPLIER AND SALES RELATIONSHIPS. Notwithstanding Section 9.1 hereof, Seller agrees that effective as of the Closing Date it shall terminate all arrangements and obligations (i) with respect to the purchase and supply of parts for or the manufacture of Host Bus Adapter Products, including under any outstanding purchase orders and (ii) for the distribution or resale of the CSG Business Products. Seller agrees that it shall be liable and responsible for any and all obligations or liabilities that may arise or relate to such terminations or agreements. Seller shall be responsible and liable for handling all products or inventory that may be returned, before or after the Closing Date, in connection with such terminations and shall promptly advise Buyer of such returns. To the extent Buyer elects it may purchase such inventory from Seller. Otherwise Seller may not use, sell or distribute such returned inventory after the Closing Date.

         9.5 NO OTHER BIDS. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller and Sub shall not, and Seller and Sub shall not authorize any of their officers, directors, employees, agents or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing evaluation material or other information regarding CSG or the Transferred Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal, concerning the sale of CSG, the Shares, or all or a portion of the Transferred Assets, or (ii) negotiate, engage

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in any substantive discussions, or enter into any agreement, with any person concerning the sale of the CSG Business, the Shares, or Transferred Assets. The provisions of this Section 9.5 shall not prohibit Seller from selling the Lynnwood Unit.

         9.6 FUTURE AEREEMENTS. In the event Seller or Sub enters into any material agreement between the date of this Agreement and the Closing that primarily relates to the CSG Business or Transferred Assets, Seller or Sub shall promptly notify Buyer, and, at the request of Buyer, Seller agrees to include any such agreement within the Assumed Contracts.

         9.7 UPDATES OF SCHEDULES. From time to time on or before the Closing Date, Seller shall update and deliver to Buyer any of the Schedules to this Agreement and Buyer shall have the sole discretion to either accept or reject any such updated Schedule (subject to the provisions of Section 10. 1 for updates to the listing of Listed Employees under Schedule 10. 1 and, with respect to the listing of Inventory and Additional Inventory under Schedule 6.8, Seller and Buyer agree that such Schedule may be updated by Seller and Buyer and Seller's rights and obligations with respect to determining the value of such Inventory and Buyer's payment obligations are set forth in Section 3.2 hereof) within a reasonable period of time not to exceed five business days. If an updated Schedule is accepted by Buyer, such updated Schedule shall be appended to this Agreement and shall replace and supersede the Schedule that it updates.

         9.8      COVENANTS NOT TO COMPETE.

                  (a) Covenants. As a material inducement and consideration for Buyer to enter into this Agreement, for a period of five (5) years from and after the Closing Date (the "RESTRICTED PERIOD"), Seller shall not, within any state of the United States or any country of the world, directly or indirectly, carry on any business, or own (in whole or in part), operate, advise, assist, enable (whether by license, sublicense, assignment or otherwise), or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity which (with respect to a loan or investment, at the time of the investment or loan) competes or, to Seller's knowledge, intends to compete, in whole or in part, with the CSG Business as currently conducted. This Section 9.8 shall not prohibit the ownership by Seller, as a passive investor only, of an aggregate of not more than one percent (1%) of the total stock or other equity interests of any company or partnership whose stock or equity interests are publicly traded on a national stock exchange or in the over-the-counter market. During the Restricted Period, Seller further agrees not to interfere with, disrupt or attempt to disrupt the relationship between Buyer or its Affiliates and any third party, including without limitation any customer, supplier or employee of Buyer or its Affiliates, and not to endorse or promote any products which are competitive with the CSG Business as currently conducted. In the event of a breach of any of the covenants set forth in this Section, Buyer and its Affiliates shall be entitled to seek an injunction against the Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant shall not be voided but rather shall be construed to impose limitations upon Seller's activities no greater than allowable under then applicable law.

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                    (b) Exceptions. Notwithstanding the provisions of Section
  9.8(a), Seller may conduct the operations of the Lynnwood Unit as currently conducted or purchase from third parties or have third parties make for the Seller components for disk drives sold by Seller. Further, nothing in this
  Section 9.8 is intended to prevent Seller from performing its obligations under Section 9.9 hereof.

           9.9 SERVICE AND WARRANTY OBLIGATIONS. From and after the Closing Date, except as provided in Section 4.1 (b), Seller is responsible for and liable for all warranty, returns, customer service, technical support, product defects (including latent), coop advertising, restocking, price protection or similar obligations with respect to CSG Business Products sold, distributed or licensed by Seller prior to Closing or arising out of any agreements or contracts related thereto. From and after the Closing Date, Seller agrees to maintain sufficient personnel, facilities and capabilities to satisfy its liabilities and obligations hereunder. Prior to Closing, Seller and Buyer will agree on the amount of parts and Inventory related to Host Bus Adapter Products that Seller may retain in order to fulfill its obligations hereunder. Seller agrees that except to satisfy its obligations under this Section 9.9, it shall not sell, transfer, market, distribute or use any inventory it may retain or receive with respect to any of the CSG Business Products.

           9.10 FINANCIAL INFORMATION FOR SEC COMPLIANCE. From and after the date of this Agreement and continuing after the Closing Date, Seller shall cooperate and shall cause Seller's Auditor to cooperate with Buyer and Buyer's Auditor and provide to Buyer and Buyer's Auditor at reasonable expense to Buyer all financial information that may be required to enable Buyer to comply in a timely manner with the rules and regulations of the Securities and Exchange Commission ("SEC") and the requirements of the SEC staff with respect to reporting and reflecting the transactions contemplated by this Agreement, including without limitation as may be necessary to comply with a Form 8-K filing under the Securities and Exchange Act of 1934, as amended.

           9.11 TRANSITION MATTERS. Seller shall maintain the facilities and equipment, and use commercially reasonable efforts to retain the capability and employees (including the Short-Term Transition Employees) as is necessary to fulfill its obligations under the Transition Agreement.

           9.12 SELLER'S MATERIALS. After the Closing, Buyer and its Affiliates shall have the right to use and distribute existing packaging, labeling, containers, advertising materials, brochures, technical data sheets and documentation and any similar materials related to the CSG Business and the Transferred Assets, which bear any of Seller's trade names, trademarks or service marks that are conveyed to Sub or Buyer, until the earlier of (i) 12 months after the Closing Date or (ii) the date existing stocks of such materials are exhausted; provided, however that such materials are only used with the products to which they relate as of the Closing Date and in a manner which would not be misleading to a purchaser of such products.

           9.13 POST-CLOSING ACCESS TO INFORMATION. If, after the Closing Date, in order properly to operate the CSG Business or the Transferred Assets, or prepare documents or reports required to be filed with Governmental Entities or prepare Buyer's or Sub's financial statements or tax return or filings for the CSG Business, it is necessary that Buyer obtain additional information within Seller's possession relating to the CSG Business or the Transferred Assets, Seller shall

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furnish or cause its representatives to furnish such information to Buyer or its representatives. Such information shall include, without limitation, all agreements between Seller and any person relating to the CSG Business or the Transferred Assets. Seller shall maintain and make available the information and records specified in this Section 9.13 for a period of seven years after the Closing Date.

         9.14 NO POST-CLOSING RETENTION OF COPIES. Immediately after the Closing, Seller shall deliver to Sub or destroy copies of Transferred Assets in Seller's possession that are in addition to copies delivered to Sub as part of the transfer, whether such copies are in paper form, on computer media or stored in another form. Notwithstanding the foregoing Seller may retain, on a confidential basis, one copy of the following documents: (i) the Financial Records solely for Seller's use in (A) compliance with this Agreement, (B) accounting, financial reporting or tax reporting purposes, or (C) resolution of disputes with third parties and Buyer; and (ii) tangible items evidencing the Intellectual Property ("INTELLECTUAL PROPERTY RECORDS"). The Intellectual Property Records are to be retained by Seller's in-house legal department, where the only parties who have access will be the Seller's General Counsel, and cannot be used or disclosed for any purpose other than to evidence that the Intellectual Property was transferred to Sub and for evidentiary purposes only in connection with resolutions of disputes. In the event that Seller intends to rely on the Financial Records and share all or a portion thereof with a third party other than as may be disclosed in published financial statements and reports filed with the SEC, Seller shall obtain written consent from Buyer, which consent shall not be unreasonably withheld.

           9.15 TAXES.

                  (a) Seller shall, to the extent that failure to do so could adversely affect the CSG Business or the Transferred Assets, (i) continue to file within the time period for filing all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete in all material respects, and (ii) except as provided in Section 8.2, pay when due any and all Taxes attributable to or levied or imposed upon (A) the Transferred Assets used in the CSG Business for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date, and (B) the operations of the Seller's business.

                  (b) At the Closing, Seller shall deliver to Buyer a certificate, in form and substance satisfactory to Buyer, that Sub is and has not been a real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, and that the Seller is not a "foreign person" with the meaning of
Section 1445(f)(3) of the Code.

         9.16 POST-CLOSING AUDITS AND GOVERNMENTAL INQUIRIES. Seller shall be responsible for responding to any audits, compliance reviews or other government inquiries or actions related to the conduct of the CSG Business prior to and through the Closing Date.

         9.17 ELECTION UNDER SECTION 338(h)(10). Seller shall jointly elect with Buyer, under Section 338(h)(10) of the Code and under any applicable similar provision under state law, to treat the stock sale transaction as an asset sale solely for federal and state income tax purposes. Within 90 days of the Closing, Seller (or its advisors) shall prepare and deliver to Buyer an IRS

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Form 8023A in a manner consistent with the purchase price allocation described in Section 3.4 hereof. Seller, Buyer and Sub agree to take no position for tax or reporting purposes which is contrary to the information in such IRS From 8023A and purchase price'allocation described in Section 3.4 hereof.

           9.18     FURTHER ASSURANCES AND ASSET TRANSFERS.

                  (a) From and after the date of the Closing, the Seller agrees to convey, transfer, and assign to Sub or its Affiliates, free and clear of all Encumbrances, any tangible or intangible rights, properties or assets then held by the Seller (i) that are necessary to permit the Sub or its Affiliates to conduct, operate and maintain the CSG Business as currently conducted, (ii) that are among the Transferred Assets, including without limitation, the Assumed Contracts, (iii) the conveyance, transfer or assignment of which would have been necessary for representations and warranties of the Seller herein to be true and correct as of the date of the Closing, or (iv) the conveyance, transfer or assignment of which was or is required by the covenants of the Seller contained in this Agreement. To the extent that any Assumed Contract was not assigned to Sub or its Affiliates because of a limit on assignability of such Assumed Contract, the Seller shall take all actions necessary to pass through to the Sub or its Affiliates all benefits of such Assumed Contracts and the Sub or its Affiliates shall perform all obligations of the Seller thereunder and shall indemnify the Seller with respect to such obligations; provided that such indemnification shall be contingent on the passing of all benefits of such Assumed Contracts to the Sub or its Affiliates; provided, further, that compliance of the Seller with this sentence shall not excuse the Seller from any breach of the representations, warranties and covenants of the Seller, resulting from such non-assignment.

                  (b) From and after the Closing Date, Seller shall promptly execute and deliver to Buyer and Sub any and all such further assignments, endorsements and other documents as Buyer may reasonably request for the purpose of effecting the transfer of Seller's title to the Transferred Assets to Sub and/or carrying out the provisions of the Agreements.

         9.19 SURVIVAL OF COVENANTS. Each of the covenants set forth in Sections 9.4, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.16, 9.17 and
9.18, and this Section 9.19 shall survive the Closing.

10.      COVENANTS AND AGREEMENTS RELATED TO EWLOYEES.

         10.1     OFFERS OF EMPLOYMENT.

                  (a) At Buyer's request, Seller shall cooperate with Buyer in identifying those Employees that Buyer may wish to hire and in facilitating the employment or engagement by Buyer, conditioned upon the Closing, of those Employees (including any Employees who become such after the Effective Date) which Buyer elects to employ. Prior to the Closing, Buyer shall have the right to contact such Employees for the purpose of making offers of employment or consultancy with Buyer (in each case contingent on consummation of the transactions contemplated by this Agreement). SCHEDULE 10.1 contains a list of Employees to whom Buyer has offered employment or a consulting relationship to be effective as of the Closing Date. The process of identifying the final list of Employees to whom such employment or consulting

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                                                                  EXECUTION COPY

relationship will be offered bv Buyer is in progress and the parties agree to update Schedule 1O.1 with the final list as mutually agreed prior to Closing. The persons listed on such Schedule 10.1 (as so updated) are referred to herein as the "Listed Employees."

                  (b) Buyer or Sub shall have the right to employ or engage the Listed Employees, and Seller shall allow the Listed Employees to terminate their employment with Seller or its Affiliates with such termination of employment or consultation with Seller or Affiliates and the commencement of employment or consulting with Buyer or Sub to be effective upon the Closing Date. Seller agrees to use its best efforts to (i) retain Listed Employees as employees (or consultants if they are currently consultants) of Seller through the Closing Date, and (ii) assist Buyer in securing the employment or engagement on the Closing Date of the Listed Employees; provided, however, that Seller shall not be restricted from terminating any Listed Employee for justifiable cause if Buyer is advised a reasonable period of time in advance of such action. Seller shall not transfer any Listed Employee to employment with Seller outside of the CSG Business prior to the Closing without the consent of Buyer. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Listed Employee terminates employment or consultancy with Seller after the Effective Date but prior to the Closing. Prior to the Closing Date, Buyer shall not reduce the salary or other benefits offered to any Listed Employee in any offer letter which has been accepted.

                  (c) Each such Listed Employee who is employed or engaged by Seller on the Closing Date and who actually transfers to and becomes an employee of or consultant to Buyer (or any Affiliate designated by Buyer) on or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a "TRANSFERRED EMPLOYEE." The Transferred Employees shall consist of (i) the "HIRED EMPLOYEES," whom Buyer or Sub shall hire on a permanent basis, and (ii) the "LONG-TERM TRANSITION EMPLOYEES," whom Buyer or Sub shall hire for a limited term, ranging up to nine months, to assist in the transition of the CSG Business from Seller to Buyer. On or prior to the Closing, Buyer or Sub and each of the Hired Employees shall execute and deliver an employment or consulting letter substantially in the form of Exhibit 1O.1(a), and Buyer or Sub and each of the Long-Term Transition Employees shall execute and deliver an employment or consulting letter substantially in the form of
Exhibit 10.1(b). Seller hereby consents to the hiring of such Listed Employees by Buyer and waives, with respect to the employment or engagement by Buyer or Sub of such Listed Employees, any claims or rights Seller or its Affiliates may have against Buyer, Sub or any such Listed Employee under any non-competition, confidentiality or employment agreement to the extent such Listed Employees are performing services for Buyer or Sub, but only insofar as such services relate to the CSG Business.

                  (d) In the event of termination of this Agreement by any or all of the parties pursuant to Section 15 below, the parties hereby agree that Buyer may not solicit any of the Listed Employees to become employed by Buyer prior to February 6, 1997; provided, however, that Buyer may at any time solicit persons not employed by Seller, including Listed Employees, and provided, further, notwithstanding the foregoing, Buyer may at any time make general solicitations for employment to persons, including Listed Employees. General solicitations shall include any solicitation for employment by Buyer that is not targeted primarily to one or more of the Listed Employees.

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                                                                  EXECUTION COPY

         10.2 EMPLOYMENT TAXES. Seller shall be responsible for any withholding or employment taxes with respect to any of its employees or consultants, including the Employees, which accrue or become payable during the period of such Person's employment or service with Seller or arise out of the termination of such person's employment or service with Seller. Seller shall be responsible for filing all federal, state and local employment tax retums with respect to such Employees attributable to periods of employment or service with Seller.

         10.3 WARN COMPLIANCE. In the event that Seller effects a reduction or cessation of the operations or workforce prior to or subsequent to the Closing, Seller shall perform and undertake all acts as may be necessary to comply with the applicable provisions of WARN and laws.

         10.4 COMPENSATION: CONTRACTUAL OBLIGATIONS. Without limiting Section 6.26, Seller shall be liable for and obligated to pay and indemnify and hold Buyer and its Affiliates harmless from any and all expenses, contracts, agreements, commitments, obligations, claims, suits, and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent or arising hereafter, directly or indirectly, with respect to (i) any of Seller's obligations under this Section 10; (ii) the employment or termination of employment of any current or future employee or consultant of Seller or any of its Affiliates, including without limitation Employees, whether in connection with the transactions contemplated hereby or otherwise; (iii) any claims of discrimination under state or federal law provided such claims arise from such Employee's employment or service with or termination by Seller; (iv) any other claims or obligations arising out of the terms and conditions of employment (including under any Seller Employment Agreement), of any person by Seller or its Affiliates or associated with the CSG Business, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; (v) any duties or obligations of Seller or administrators under any existing or future Employee Plans or Seller Employment Agreements (as such terms are defined herein) or other employee benefit plans of Seller or any of its Affiliates; or (vi) any present or future obligations or liabilities of Seller or any of its Affiliates to prior, existing or future employees of Seller or any of its Affiliates, whether or not specifically described in this Section 10.

         10.5 BENEFITS. Seller shall pay to all terminated Employees, including Transferred Employees, any liability for accrued vacation, sick leave or similar benefits with respect to such Employees attributable to periods of employment or service with Seller and shall make such payment within the statutory time period therefor but in no event later than five days after such Employee's employment with Seller is terminated. Each Transferred Employee shall have the opportunity to exercise any outstanding vested stock options held by such Transferred Employee in accordance with the provisions of Seller's stock option plan and the stock option agreement between Seller and the Transferred Employee. Unless a Transferred Employee directs Seller to retain such vested interest under Seller's plan or directs Seller to transfer such vested interest to an IRA, as soon as practicable after Closing. Seller shall perform and undertake all acts as may be necessary to rollover or otherwise transfer the vested interests of the Transferred Employees in the qualified and non-qualified pension and Section 401(k) plans of Seller to the corresponding plans maintained by Buyer or Sub.

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         10.6     SEVERANCE PAYMENTS.

                  (a) Seller shall be responsible for and pay any liability for severance payments to any Employee, including Transferred Employees, that accrues or becomes payable during the period of such Employee's employment or service with Seller or arise out of the termination of such person's employment with Seller.

                  (b) Schedule 10.6 contains a list of Long-Term Transition Employees and the severance payments due to each such employee. The aggregate amount of the severance payment due to all Long-Term Transition Employees, calculated as of the Closing Date, is hereafter referred to as the "Closing Severance Payment." The Closing Payment shall be reduced by the Closing Severance Payment as described in Section 3.1 hereof. In the event that any of the Long-Term Transition Employees are still employed by Buyer or any of its Affiliates one year after the Closing Date, Buyer shall pay to Seller that portion of the Closing Severance Payment that is due to such terminated Long-Term Transition Employees pursuant to Schedule 10.6.

         10.7 SHORT-TERM TRANSITION EMPLOYEES. SCHEDULE 10.7 sets forth the names of those Employees that Seller will use commercially reasonable efforts to retain for such period as is necessary to assist in Seller's performance under the Transition Agreement (the "Short-Term Transition Employees ").

         10.8 COBRA PAYMENTS. Seller shall be responsible for any COBRA coverage continuation notices required to be provided with respect to any Employees and former Employees.

         10.9 SELLER EMPLOYEE PLAN CLAIMS; LIFE INSURANCE AND DISABILITY COVERAGE. Seller shall be responsible for any liability for claims filed with respect to any Employee or former Employee which are eligible for reimbursement under the terms of any Employee Plan maintained by Seller, provided such liability accrued or became payable during the period of such person's employment or service with Seller or arise out of the termination of such person's employment with Seller. If the life insurance and disability plans of Buyer require a waiting period before new employees may participate in such plans, then Seller shall continue to permit each Transferred Employees to participate in the life insurance and disability plans maintained by Seller for up to a maximum of three months following the Closing Date at no cost to such Transferred Employee until such Transferred Employee is eligible to participate in Buyer's plans.

         10.10 NO SOLICITATION OF FORMER EMPLOYEES. For a period of two (2) years after the Closing Date, Seller shall not solicit any Transferred Employee to terminate his employment with Buyer or to become an employee of or consultant to Seller, without the prior written consent of Buyer; provided, however, the Seiler may at any time solicit persons not employed by Buyer or its Affiliates, including Transferred Employees; and provided, further, notwithstanding the foregoing, Seller may at any time make general solicitations for employment to persons, including Transferred Employees. General solicitations shall include any solicitations for employment by Seller that is not targeted primarily to one or more of the Transferred Employees.

         10.11 NO RIGHTS CONFERRED UPON EMPLOYEES. The parties hereby acknowledge that Buyer is under no obligation to employ any current or future employee of Seller or its Affiliates.

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                                                             EXECUTION COPY

Further, nothing In this Agreement shall confer any rights or remedies on any of Seller's employees or consultants (including without limitation any Employee or Listed Employee) and no Person (including without limited any Employee or Listed Employee) shall be a third party beneficiary with respect to any provision in this Agreement.

  11.      CONDITIONS TO CLOSING.

         11.1 Conditions to Buyer's Obligations. The obligations of Buyer hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

                  (a) No Material Adverse Change. From the Effective Date to the Closing Date, there shall have been no material adverse change in the Transferred Assets or the financial condition of the CSG Business.

                  (b) 0pinion of Seller's Counsel. Buyer shall have received opinions of Gibson, Dunn & Crutcher and Michael Cornelius, Vice President and General Counsel, as counsel for Seller, dated the Closing Date, to the effect as set forth in Exhibit 11.1(b) hereto.

                  (c) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Seller and Sub (as qualified by Seller's Schedule of Exceptions) shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

                  (d) Compliance. As of the Closing Date, Seller and Sub shall have complied with, and shall have performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and Sub and required to be performed or complied with by Seller and Sub at, or prior to, the Closing Date.

                  (e) No Proceeding or Litigation.

                           (i) No preliminary or permanent injunction or other
order, judgment, decree, or ruling shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity, which prevents or challenges the consummation of any of the transactions contemplated by this Agreement.

                           (ii) No suit, action, claim, proceeding or
investigation by any third party or before or by any Governmental Entity shall have been commenced and be pending against Seller, Sub, or Buyer, or any of their respective affiliates, associates, officers or directors, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or asserting that the consummation of any of the transactions contemplated by this Agreement would be illegal or create liability for damages.

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                                                                  EXECUTION COPY

                           (iii) No suit, action, claim, proceeding or shall
have been commenced and be pending against Seller or, Sub, or any of their respective Affiliates, associates, officers or directors that could have a material adverse effect on the CSG Business or the Transferred Assets.

                  (f) Deliverv of the Shares. Seller shall have delivered, and Buyer shall have received, the certificates evidencing the Shares.

                  (g) Delivery of Closing Documents. Seller shall have delivered, and Buyer shall have received, the Seller Closing Documents.

                  (h) Seller's Consents Obtained. All consents required to be obtained by Seller under this Agreement shall have been obtained.

                  (i) HSR. Any applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired without a second request or early termination shall have been granted.

                  (j) Listed Employees. Not less than 80% of the Listed Employees shall have accepted Buyer's written offer of employment, conditioned upon the Closing ("LISTED EMPLOYEES CLOSING CONDITION").

                  (k) ST Agreement. Buyer shall have received written confirmation from ST that Seller has made arrangements satisfactory to ST to satisfy the Retained Take or Pay Obligations. Buyer shall be reasonably satisfied (A) with the progress of good faith negotiations between Buyer and ST with respect to a modification of the ST Agreement to adopt the ST Agreement to better fit the needs of Buyer and Sub, simplify the ST Agreement and extend the ST Agreement for an additional period of time and for additional technologies and products, and (B) that ST prior to the Closing Date has commenced working with Buyer to qualify Buyer's parts under ST's processes and to supply engineering lots for Buyer to perform appropriate testing (the "ST CONTRACT CLOSING CONDITION").

                  (l) IBM Agreement - DBM shall have agreed that, as of the Closing Date, Sub and/or Buyer will be substituted for Seller under the IBM Agreement, in the form provided to Buyer, through an assignment of all of Seller's rights in the EBM Agreement without any liability or obligation by Buyer or Sub for any obligations under the IBM Agreement which may have accrued prior to the Closing Date, except as may be agreed to by Buyer, and Buyer shall be reasonably satisfied that the future revenue and orders under the IBM Agreement are consistent with Seller's prior experience under the IBM Agreement (the "IBM AGREEMENT CLOSING CONDITION").

                  (m) Intellectual Property Review. Buyer shall be reasonably satisfied with the results of an intellectual property review and due diligence conducted by Buyer and its agents with respect to the Transferred Assets and related matters regarding existing or potential future licensing or royalty arrangements or obligations ("INTELLECTUAL PROPERTY REVIEW CLOSING CONDITION").


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                                                                  EXECUTION COPY

                  (n) Assets Transfer. All documentation pursuant to which the transactions described in Section 2.1 were to be accomplished including the Contribution Agreement, bills of sale and other instruments of transfer ("Asset TRANSFER DOCUMENT") shall have been presented to the Buyer and Buyer's counsel for review and shall have been consistent with this Agreement and satisfactory in form and substance to the Buyer and its counsel prior to the consummation of such transactions. The consummation of the transactions pursuant to such Asset Transfer Documents shall have been reasonably satisfactory in form and substance to the Buyer and its legal counsel. All of the Transferred Assets, including the Assumed Contracts, shall have been transferred or assigned to the Sub free and clear of all Encumbrances, except as otherwise described in Seller Schedule Exceptions, and the Buyer and its counsel shall have received evidence of such transfers reasonably satisfactory to them.

                  (o) Related Agreements. Seller shall have executed and delivered the Related Agreements.

                  (p) Election Under Section 338(h)(10). The Seller shall have executed the Form 8023A prepared in accordance with Section 9.17.

                  (q) Buyer's Counsel Review. On or before the Closing Date, all actions, proceedings, instruments and documents required by, or on behalf of, Seller to execute, deliver and carry out this Agreement, the Contribution Agreement and Related Agreements, and all other related legal matters, shall be reasonably satisfactory to counsel for Buyer.

                  (r) Ruby Server. On or before the Closing Date, Seller shall deliver to Sub a server know as "Ruby" which shall contain everything currently on the Ruby server except for those items related to PSG libraries which shall be extracted by Seller. When delivered, the Ruby server will contain, among other things (but not limited to), the following items which are being transferred or licensed to Sub: (a) the software programs listed on Schedule 2.3(d); (b) the standard cell library for ST's 0.7 micron process referred to as "4TS" as listed on Schedule 2.3(d); (c) the standard cell library for ST's
0.5 micron process referred to as "5S" as posted on Schedule 2.3(d); (d) the standard cell library for ST's 0.5 micron process referred to as "5L" as listed on Schedule 2.3(d); (e) the models and scripts listed on Schedule 2.3(d); and
(f) all of the software design tools listed on Schedule 6.10. Prior to the Closing Date, Sub shall deliver to Buyer a printout in reasonable detail of the directories and files contained on Ruby for review by Buyer and the parties shall negotiate in good faith any issues arising from such review. On the Closing Date, the parties shall execute a certificate to the effect that the contents of Ruby are satisfactory.

         11.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

                  (a) Opinion of Buyer's Counsel. Seller shall have received an opinion of Fenwick & West LLP, counsel for Buyer, dated the Closing Date, to the effect set forth in EXHIBIT 11.2(a).

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                                                        H.L. EXECUTION COPY

                  (b) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Buyer in Section 5 hereof (as qualified by Buyer's Schedule of Exceptions) shall be true and correct in all material respects and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

                  (c) Compliance. As of the Closing Date, Buyer shall have complied with, and shall have performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Buyer and required to be performed or complied with by Buyer at, or prior to, the Closing Date.

                  (d) No Proceeding or Litigation.

                           (i) No prelirruinary or permanent injunction or other
order, judgment, decree, or ruling shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity, which prevents or challenges the consummation. of any of the transactions contemplated by this Agreement.

                           (ii) No suit, action, claim, proceeding or
investigation by any third party or before or by any Governmental Entity shall have been commenced and be pending against Seller, Sub, or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or asserting that the consummation of any of the transactions contemplated by this Agreement would be illegal or create liability for damages.

                           (iii) No suit, action, claim, proceeding or
investigation by any third party or before or by any Governmental Entity shall have been commenced and be pending against Buyer or any of its respective Affiliates, associates, officers or directors that could have a material adverse effect on the CSG Business or the Transferred Assets.

                  (e) Delivery of Closing Documents. Buyer shall have delivered, and Seller and shall have received, the Buyer Closing Documents.

                  (f) HSR. Any applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired without a second request or early termination shall have been granted.

                  (g) Related Agreements. Buyer shall have executed and delivered the Related Agreements.

                  (h) Seller's Counsel Review. On or before the Closing Date, all actions, proceedings, instruments and documents required by, or on behalf of, Buyer to execute, deliver and carry out this Agreement, the Contribution Agreement and Related Agreements, and all other related legal matters, shall be reasonably satisfactory to counsel for Seller.

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  12.    CLOSING OBLIGATIONS.

         12.1 BUYER'S CLOSING OBLIGATIONS. At the Closing, Buyer shall deliver to Seller the followin a documents (the "BUYER CLOSING DOCUMENTS"):

                  (a) A certificate signed by the President, Chief Financial Officer, Vice President and Treasurer or Vice President and General Counsel of Buyer, on behalf of Buyer, regarding the satisfaction of the conditions to Closing set forth in Sections 11.2(b) and (c);

                  (b) A certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement, and all related agreements, and the consummation of the transactions contemplated hereby and thereby;

                  (c) Payment of the net Closing Payment by wire transfer to an account designated by Seller in the amount of the net Closing Payment;

                  (d) Written opinions of Buyer's counsel addressed to Seller and dated the Closing Date in the form of Exhibit 11.2(a);

                  (e) The Related Agreements executed by Buyer and Sub; and

                  (f) A Good Standing Certificate, of recent date, for Buyer from the California Secretary of State.

         12.2 SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller shall deliver to Buyer the following documents (the "SELLER CLOSING DOCUMENTS"):


                  (a) The certificate representing the Shares, endorsed in blank or accompanied by a properly endorsed assignment separate from the certificate;

                  (b) A copy of all charter documents of Sub certified by the Delaware Secretary of State;

                  (c) A Good Standing Certificate, of recent date, for Seller and for Sub from the Secretary of State ot Delaware, as well as evidence of qualification of both Seller and Sub to do business in the State of California;

                  (d) A certified copy of the resolutions of the Board of Directors of Seller and Sub authorizing the execution and delivery by Seller and Sub of this Agreement, and all related agreements, and the consummation of the transactions contemplated hereby and thereby;

                  (e) A certificate signed by the President, Chief Financial Officer or General Counsel of Seller and of Sub, on behalf of Seller and Sub, respectively, regarding the satisfaction of the conditions to Closing set forth in Sections 11.1(a), (c) and (d);

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                  (f) All consents required to be obtained by Seller pursuant to
Section 9.3:

                  (g) Written opinions of Seller's counsel, addressed to Buyer and dated the Closing Date in the form of Exhibit 11.1(b);

                  (h) The Related Agreements executed by Seller and/or Sub;

                  (i) The Seller's Schedules of Exceptions and any other schedules to be delivered by Seller hereunder; and

                  (j) The Asset Transfer Documents and updated UCC searches with respect to Seller and Sub.

  13.      SURVIVAL OF WARRANTIES AND INDEMNIFICATION.

         13.1 SURVIVAL OF WARRANTIES. All representations and warranties made by Seller or Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of:

         (A) the longer of two (2) years from the Closing Date or the period from the Closing Date until expiration of the applicable statutes of limitation in the case of (i) the representations and warranties in Sections 6.9, 6.16, 6.17, 6.19, 6.20, 6.23, 6.24 and 6.28; and (ii) all other representations and warranties in Section 6 to the extent that they relate to environmental, Intellectual Property or Tax matters, the Shares and organization and capitalization of Sub, or to title or free and clear ownership of Transferred Assets; or

         (B) two (2) years from the Closing Date in the case of representations and warranties (i) that are not specified in sub-paragraph (A) above and do not relate to environmental, Intellectual Property or Tax matters, the Shares and organization and capitalization of Sub, or to title or free and clear ownership of Transferred Assets.

         13.2 INDEMNIFIED LOSSES. For the purpose of this Section 13 and when used elsewhere in this agreement, "Loss" shall mean and include any and all liability, loss, damage, claim, expense, cost, interest, fine, fee, penalty, obligation or injury, whether accrued, absolute, continent or otherwise, including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys' fees and other legal costs and expenses relating thereto and reasonable fees or costs allocable to services provided by the indemnified party's in-house counsel that relate to such Loss.

         13.3 INDEMNIFICATION BY SELLER. Subject to the provisions set forth in this Section 13, Seller agrees to defend, indemnify and hold harmless Buyer, any parent, subsidiary or Affiliate of Buyer (including without limitation Sub) and any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or Affiliate of Buyer (collectively, the "BUYER INDEMNITEES ") from and against any Loss which arises out of or results from, is caused by or attributable to:

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                  (a) any breach or inaccuracy or representation in any of
the representations or warranties, or covenants or agreements of Seller or Sub made in this Agreement (including any schedule or exhibit hereto), the Contribution Agreement, Related Agreements or Seller's Closing Documents;

                  (b)    the Excluded Liabilities;

                  (c) the operations and business of the CSG Business through the Closing Date, including, without limitation, claims by vendors or customers of Seller;

                  (d) Taxes, of any kind or nature, arising out of, or payable with respect to, Seller's business operations through the Closing Date, except for such liabilities as are specifically and expressly assumed by Buyer in
Section 8.2 hereof;

                  (e) noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated by this Agreement;

                  (f) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim (subject to Section 4.1(c)), a strict product liability claim or any other claim) that is made or asserted by any third party that relates to any product or service, including, without limitation, product defects (including latent defects), that was sold, licensed or otherwise provided by Seller to any customer;

                  (g) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim (subject to Section 4.1(c)), a strict product liability claim or any other claim) that is made or asserted by any third party that relates to any product defects, including latent defects, of any of the CSG Business Products provided by Buyer or Sub to any customer after Closing to the extent such products (i) were either sourced from the Inventory or Customer Inventory or (ii) are produced after the Closing Date and contain a design defect based on unmodified designs transferred as part of the Transferred Assets;

                  (h) any demand, claim, debt, suit, cause of action or proceeding made or asserted by a shareholder, creditor, receiver, or trustee in bankruptcy of Seller, or of the property or assets of either, asserting that the transfer of the Transferred Assets to Sub and/or the sale of the Shares to Buyer hereunder constitutes a fraudulent conveyance, fraudulent transfer, or constitutes a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code;

                  (i) any demand, claim, debt, suit, cause of action or proceeding made or asserted by any employee or independent contractor or any former employee or independent contractor of Seller, that relates in any manner to any termination by Seller of its employment or the services of such employee or independent contractor or any other matter relating to Seller's employment of such employee or independent contractor; and

                  (j) Seller's failure to pay ST the Retained Take or Pay Obligations on the terms agreed to by ST.

        Seller's total aggregate liability to indemnify Buyer for third party claims under this Section 13.3 is $15,000,000.

The indemnification provided for in thin; Section 13.3 will not apply unless and until the aggregate Losses for which one or more Buyer Indemnitees seeks indemnification under this Section 13.3 and Section 13.4 exceeds $375,000, in which event the indemnification provided in this Section 13.3 will include all such Losses in excess of $375,000 in the aggregate under Section 13.3 and 13.4.

        13.4      Intellectual Property Indemnification By Seller.

                  (a) In addition to its obligations under Section 13.3), subject to the provisions set forth in this Section 13, Seller agrees to defend, indemnify, and hold harmless Buyer Indemnitees from and against any Loss which arises from out of or results from any demands, claim, debt, suit, cause of action, arbitration or other proceeding made or asserted by any third party, asserting or claiming that all, any or any part of the CSG Business Products or any of the Shared Resources, (collectively the "INDEMNIFIED PRODUCTS AND RESOURCES" violate or infringe upon any software, patent, copyright, trade secret, mask work, license or other intellectual or proprietary rights of any third party, including (but not limited to) any claim by IBM for infringement of IBM patents which relate to the Target Products, whether or not demanding a per product royalty on Target Products sold to IBM ("INFTINGEMENT"). If Buyer is obligated or deems it reasonably appropriate in its good faith judgment to make any royalty or royalty balancing payment to IBM or any other third party in order to avoid any actual or claimed Infringement by any of the Indemnified Products and Resources, Buyer shall notify Seller and provide Seller a reasonable opportunity, not to exceed fifteen days, to confer with Buyer prior to Buyer agreeing to any such royalty or royalty balancing payment. Buyer and Seller shall negotiate in good faith to determine the appropriate allocation of any royalty or balancing payment attributable to such Indemnified Products and Resources. Seller shall promptly indemnify and hold Buyer harmless for such allocation. If Buyer and Seller cannot agree on such allocation, the parties shall resolve such dispute in accordance with Section 14 herein.

                  (b) Seller's total aggregate liability to indemnify Buyer under this Section 13.4 is $ 10,000,000.

The indemnification provided for in this Section 13.4 will not apply unless and until the aggregate Losses for which one or more Buyer Indemnitees seeks indemnification under this Section 13.4 and Section 13.3 exceeds $375,000, in which event the indemnification provided in this Section 13.4 will include all such Losses in excess of $375,000 in the aggregate under Sections 13.3 and 13.4.

         13.5 INDEMNIFICATION BY BUYER. Subject to the provisions set forth in this Section 13, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or Affiliate of Seller and any director, officer, employee, stockholder, agent or attorney of Seller or of any parent, subsidiary or Affiliate of Seller (collectively, the "SELLER INDEMNITEES") from and against and in respect of any Loss which arises out of, results from. is caused by or attributable to:

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                  (a) any breach or inaccuracy or misrepresentation of any of the representation or warranties, or covenants or agreements of Buyer made in the Agreement (including any schedule or exhibit hereto), Related Agreement or Buyer's Closing Documents;

                  (b) the failure of Buyer to timely pay or perform any of the Assumed Liabilities;

                  (c) the operation of the CSG Business by Sub or Buyer after the Closing Date;

                  (d) the sales and use tax imposed on Seller resulting directly from the transfer of the Transferred Assets to Sub;

                  (e) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a strict product liability claim or any other claim) that is made or asserted by any third party that relates to any product defects, including latent defects, of any product or service, including any of the CSG Business Products, provided by Buyer or Sub to any customer after Closing unless such CSG Business Products (i) were sourced from the Inventory or Customer Inventory or (ii) are produced after the Closing Date and contain a design defect based on unmodified designs transferred as part of the Transferred Assets; and (f) any demand, claim, debt, suit, cause of action or proceeding made or asserted by any employee or independent contractor or any former employee or independent contractor of Buyer or Sub, that relates in any manner to any termination after the Closing Date by Buyer or Sub of its employment or the services of such employee or independent contractor after the Closing Date or any other matter relating to Buyer's or Sub's employment of such employee or independent contractor after the Closing Date;

Provided however, that nothing in this Section 13.5 shall impose on Buyer any duty to indemnify Seller for any Excluded Liabilities.

The indemnification provided for in this Section 13.5 will not apply unless and until the aggregate Losses for which one or more Seller Indemnitees seeks indemnification under this Section 13.5 exceeds $375,000, in which event the indemnification provided in this Section 13.5 will include all such Losses in excess of $375,000. This $375,000 deductible "bucket" shall not apply to the Earnout Payment or to Transfer Taxes.

         13.6     INDEMNIFICATION PROCEDURE.

                  (a) Claim. Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee or Seller Indemnitee (the "INDEMNIFIED PARTY"), for which a claim of indemnify can be made under this Section 13, the Indemnified Party shall give prompt written notice thereof (a "CLAIM") to Seller or Buyer. as appropriate (the "INDEMNIFYING PARTY"). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any

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summmons, complaint or other pleading which may have been served on it and any written claim, I demand, invoice, billing or other document evidencing or asserting, the same). The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless and to the extent that the failure to give such notice to the Indemnifying Party prevents the Indemnifying Party from raising a defense to the Claim or otherwise materially and adversely affects the Indemnifying Party's ability to defend against the Claim. The Indemnified Party shall cooperate in good faith with the Indemnifying Party in resolving any Claim and shall use commercially reasonably efforts (at the expense of the Indemnifying Party) to mitigate any Losses which are the subject of such Claim.

                  (b) Dispute of Claim. If the Indemnifying Party disputes the claim presented in the Claim, the Indemnifying Party shall notify the Indemnified Party of such disagreement within thirty (30) days of the receipt of the Claim. Thereupon, the Indemnified Party and the Indemnifying Party will negotiate in good faith and use reasonable efforts to resolve their differences with respect to the Claim during the thirty (30) days following the Indemnifying Party's notice of disagreement to the Indemnified Party. In the event such dispute is not resolved upon the expiration of the thirty (30) day period following the Indemnifying Party's notice of disagreement to the Indemnified Party, the parties shall resolve the dispute in accordance with the terms of
Section 14 hereof.

                   (c) Third Party Claims. Subject to the rights of Buyer under the provisions of Section 13.6(e) if the Claim is based on a claim of a person that is not a party to this Agreement ("THIRD PARTY CLAIM"), the Indemnifying Party shall, at its expense, undertake the defense of such Third Party Claim with attorneys of its own choosing reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party, within a reasonable time after the separate receiving notice of a Third Party Claim from the Indemnified Party, fails to defend the Third Party Claim, the Indemnified Party may, at the Indemnifying Party's expense, undertake the defense of the Third Party Claim and may compromise or settle the Third Party Claim, all for the account of the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this
Section 13.6 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Indemnifying Party, provided, however, that the Indemnified Party shall have the right, at the Indeminifying Party's expense, to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnified Party and the Indemnifying Party, for the Indemnified Party to be represented by separate counsel.

                  (d) Consent. The Indemnifying Party shall not consent to entry of any judament, or enter into any settlement, except with the consent of the Indemnified Party, which such consent shall not be unreasonably withheld or delayed. In the event the Indemnified Party refuses to consent to the entry of a judgment or a settlement for which the Indemnifying Party is solely and entirely responsible and has indicated its sole and entire responsibility in writing to the Indemnified Party, following such refusal, the liability of the Indemnifying Party to the Indemnified Party will be fixed at the amount of money damages provided in the proposed judgment or settlement.

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                                                           EXECUTION COPY

                   (e) Buyer as Indemnified Party. In connection with any Third Party Claim ac,ainst Buyer, notwithstanding the provisions of Section 13.6(c) or
(d), Buyer may undertake the defense of such Third Party Claim with attorneys of its own choosing reasonably satisfactory to the Seller Indemnifying Party. In connection with such defense Buyer shall notify the Seller of the claim and its election to undertake the defense thereof. Buyer shall also notify Seller from time to time or at Seller's request of Buyer's strategy and progress with respect to such Third Party Claim and provide Seller an opportunity to consult with Buyer with respect thereto. The Buyer and the Seller shall use their reasonable efforts and attempt in good faith to agree on strategy, settlement and other issues in connection with such Third Party Claim. Buyer shall promptly notify Seller of any written settlement offer with respect to such Third Party Claims. In addition, counsel for any Seller shall be permitted to monitor the Buyer's defense of such Third Party Claim for the purpose of advising the Buyer of the status and progress of the defense. Any such activity shall be at the sole expense of the Seller. Notwithstanding the above, Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim, in a manner that the Buyer in good faith reasonably deems appropriate, and the Seller will remain responsible for any Loss Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim, including the reasonable legal fees and expenses associated with Buyer undertaking the defense of such Third Party Claim. Notwithstanding the foregoing, if (i) Buyer is offered a written settlement proposal by a third party that has as its sole component the payment of money by Buyer, (ii) Seller recommends to Buyer in writing that Buyer accept such settlement proposal (the "SELLER SANCTIONED SETTLEMENT") and (iii) Buyer refuses to accept such settlement proposal, then in such event if the ultimate settlement terms agreed to by Buyer with such third party or the final monetary damages award against Buyer Indemnitees, after exhaustion of all appeals (either referred to as the "FINAL SETTLEMENT AMOUNT"), is greater than the amount of the Seller Sanctioned Settlement, Buyer shall be responsible for the differential between the Final Settlement Amount and the Seller Sanctioned Settlement and Seller's liability shall be limited to the amount specified in the Seller Sanctioned Settlement, subject to the maximum indemnification obligations of Seller under Sections 13.3 and 13.4.

           13.7 PERIOD FOR MAKING CLAIMS. A claim for indemnification under this Section 13 may be brought, if at all, at any time after the Closing Date, with respect to any claim or claims for indemnification under this Section 13; provided, however, any claim under Sections 13.3(a) or 13.5(a) with respect to the inaccuracy or misrepresentation of a representation or warranty must be brought, if at all, at any time prior to the time such representation or warranty expires pursuant to Section 13. 1.

  14.      DISPUTE RESOLUTION.

           14.1     MANAGEMENT NEGOTIATION.

                    (a) The Buyer and Seller shall attempt to resolve disputes between the Buyer and the Seller arising out of or in connection with this Agreement through good faith negotiations as provided herein. The parties agree that disputes shall be fully discussed by the functional representatives of the Buyer and the Seller involved in the dispute in an attempt to achieve a prompt resolution of such dispute. In the event that such dispute shall not be promptly resolved

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by the mutual agreement of the functional representatives of the Buyer and the
Seller, the dispute shall be submitted to senior management representatives of each of the Buyer and the Seller. Such senior management representatives of the Buyer and the Seller shall meet and fully discuss such dispute in an attempt to achieve a prompt resolution of the dispute. If such dispute is not promptly resolved by the mutual agreement of such senior management representatives of the Buyer and the Seller, each of the Buyer and the Seller shall be free to exercise any of the remedies available to it (i) pursuant to the terms of this Agreement or (ii) otherwise at law or in equity.

                  (b) The Buyer and the Seller acknowledge that, from time to time, certain material disputes arising out of or in connection with this Agreement may objectively require immediate resolutions. Accordingly, any such dispute may, at the option of either the Buyer or the Seller, be processed through an abbreviated mediation process. Such abbreviated mediation process shall entail submitting any such dispute to the senior management representatives of each of the Buyer and Seller designated by each of the Buyer and the Seller for a prompt and expeditious resolution. In the event that a prompt and expeditious resolution of such dispute is not achieved through the mutual agreement of such senior management representatives of the Buyer and the Seller, each of the Buyer and the Seller shall be free to exercise any of the remedies available to it (i) pursuant to the terms of this Agreement or (ii) otherwise at law or in equity.

                  (c) Each of the Buyer and the Seller agrees to act reasonably and in good faith in connection with all matters arising out of or in connection with this Agreement that are submitted to the mediation process set forth in this Section 14.

           14.2 WAIVER OF JURY TRIAL. The parties hereby waive trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or the transactions contemplated thereby.

           15.    TERMINATION

           15.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to Closing:

                  (a) By mutual written consent of Buyer and Seller;

                  (b) By Buyer or Seller if there is a lawsuit, action or proceeding brought by a third party or Governmental Body Entity with respect to the transactions contemplated hereby;

                  (c) By Buyer or Seller if the other party breaches in any material respect any of its obligations (including its representations, warranties or covenants) under this Agreement; (d) By Buyer or Seller if the parties do not receive the required approvals and clearances pursuant to the HSR Act by May 1, 1996; or

                  (e) By Buyer or Seller if the Closing has not occurred on or before May 1, 1996.

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                                                              EXECUTION COPY

         15.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by any or all of the parties pursuant to Section 15.1 hereof, written notice thereof shall forthwith be given to each other party specifying the provision hereof pursuant to which such termination is made and, except for those terms of this Agreement which survive a termination, including without limitation the provisions contained in Sections 7.1, 11.1(d), 10.4, 14.2, 15.3 and 17 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors, partners, Affiliates, successors or assigns), except as set forth in Section 15.3 below.

         15.3 REIMBURSEMENT OF PREPAID PURCHASE PRICE: SOLE REMEDY. In the event that Closing of the transactions contemplated by this Agreement does not occur because of a "Permitted Reason" then, in addition to any other remedies available to Buyer, Seller shall reimburse Buyer the First Deposit and the Second Deposit previously paid to Seller. A Permitted Reason shall mean (i) breach by Seller of any of its obligations (including its representations, warranties and covenants as provided in this Agreement) to consummate the transactions contemplated thereunder; (ii) the parties do not receive the required approvals and clearances pursuant to the HSR, by May 1, 1996; (iii) there is a lawsuit, action or proceeding brought by any third party or Governmental Entity with respect to the transactions contemplated hereby; (iv) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (v) on or prior to May 1, 1996 the Listed Employees Closing Condition, the ST Agreement Closing Condition or the IBM Agreement Closing Condition has not been or cannot be satisfied. In the event of a termination of this Agreement by Buyer for other than a Permitted Reasons or by Seller due to a breach by Buyer of this Agreement, Seller shall have the right to retain all amounts paid by Buyer pursuant to the terms of Sections 3.1(a) and (b) because the parties agree it would be impracticable or extremely difficult to fix the actual damages resulting from Buyer's termination or breach of this Agreement. The parties agree that such sum or sums shall constitute liquidated damages intended to reasonably and justly compensate Seller for such termination or breach and shall be Seller's sole remedy and Buyer's sole liability or obligation to Seller for any such breach or termination. Such liquidated amount shall be deemed full and adequate damages for such termination or breach and is not intended by either party to be a penalty. The liquidated damages provision of this Section 15.3 shall not apply to, or limit any damages arising out of, any breach of Section
7.1 or 10.1(d).

  16.      AUDIT RIGHTS.

         On or before the lapse of sixty (60) days after Buyer submits a report regarding Earnout Payment or Exceeded Warranty under Sections 3.1(d) and 4.1
(d), respectively, Seller shall have the right to request, in writing, an audit of Buyer's records, using Seller's employees or Seller's Auditor, with respect to the determination of the Earnout Payment or Exceeded Warranty for the quarter or quarters covered by the report and any prior quarters where audit rights may be available and not waived hereunder; provided. however, that Seller shall be entitled to only one audit of Buyer's records per calendar year pursuant to this
Section 16, which audit may cover only the most recent four quarters for which reports have been rendered. If Seller does not notify



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                                                          EXECUTION COPY

Buyer in writing before the lapse of such sixty (60) day period of Seller's intent to request an audit by Seller's employees or Seller's Auditor, then Seller will be deemed to have waived any claims or rights to audit Seller may have regarding reports and amounts paid (or not paid) to Seller for any periods which have been reported on and which precede the most recent four quarters for which reports have been rendered. Upon such request for an audit being timely made by Seller, Seller's employees or Seller's Auditor may, upon reasonable notice, during normal business hours and at Seller's expense, inspect the records of Buyer upon which such report is based, provided that each Seller's employees or representative of Seller's Auditor first executes Buyer's standard form of confidentiality agreement prior to undertaking such inspection. Upon performing such audit, Seller through Seller's Auditor shall provide its determination to both Buyer and Seller. If, after Seller's audit, Seller disagrees with Buyer's calculation of either the Earnout Payment or the Exceeded Warranty Amount, Seller shall deliver written notice to Buyer of its disagreement as to Seller's calculation of the Earnout Payment or the Exceeded Warranty Amount ("Audit Notice"). Any such Audit Notice shall specify in reasonable detail the nature of such disagreement and the basis and supporting evidence for Seller's position with respect to the disputed terms. Seller and Buyer shall attempt in good faith to resolve any disagreement for a period of 30 days following the date of the Audit Notice and, if they are unable to do so within such period, shall seek to resolve their dispute as provided in Section
14. If Buyer and Seller agree upon Seller's Auditor's determination or there is a determination pursuant to Section 14 then if Buyer has underpaid Seller pursuant to the applicable payment formula by geater than ten percent (10%) of the amount actually due (as determined herein), then Buyer shall reimburse Seller for all reasonable expenses and costs of such audit in addition to its obligation to make full payment under Sections 3.1(d) and 4.1(b).

17.      MISCELLANEOUS.

         17.1 EXPENSES. Each of the parties hereto shall bear its own expenses (including without limitation attorneys' fees) in connection with the negotiation and consummation of the transaction contemplated hereby.

         17.2 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, or sent by certified or registered United States mail (return receipt requested), postage prepaid, or sent by nationally recognized overnight express courier and addressed as follows:


                  (a)      If to Seller:

                           Western Digital Corporation
                           8105 Irvine Center Drive
                           Irvine, California 92713
                           Attention: President
                           Attention: Vice President and General Counsel
                           Telephone: (714) 932-5000
                           Facsimile: (714) 932-7820

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                                                           EXECUTION COPY

                           Which copy to:

                           Gibson, Dunn & Crutcher 1 Montgomery Street
                           26th Floor
                           San Francisco, California 94104
                           Attention: Lawrence Calof, Esq.
                           Telephone: (415) 393-8231
                           Facsimile: (415) 986-5309

                    (b)    If to Buyer:
                           Adaptec, Inc.
                           691 S. Milpitas Boulevard
                           Milpitas, California 95035
                           Attention: President
                           Attention: Vice President and General Counsel
                           Telephone: (408) 957-2581.
                           Facsimile: (408) 957-7317

                           With copy to:

                           Fenwick & West
                           Two Palo Alto Square, Suite 800
                           Palo Alto, California 94306
                           Attention: Dennis R. DeBroeck, Esq.
                           Telephone: (415) 858-7168
                           Facsimile: (415) 857-0361

         or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 17.2.

                  All such notices shall be deemed to have been received (a) in the case of personal delivery on the date of such delivery, (b) in the case of a telecopy, when the party sending such copy shall have confirmation of the transmission of the notice, (c) in the case of mailing, on the third business day following such mailing, and (d) in the case of delivery by nationally recognized overnight express courier, on the business day following dispatch.

         17.3 ENTIRE AGREEMENT: CAPTIONS. This Agreement, the Schedules hereto (which are incorporated herein by reference) and the Related Agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby, including but not limited to the Letter of Intent. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

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         17.4 AMENDMENT; WAIVER. Any term or provision of this Agreement may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

         17.5 NO THIRD PARTY BERIEFICIARIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         17.6 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17.7 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of each other party; except that Seller, Buyer and Sub may assign this Agreement (and all related agreements) by operation of law or in connection with any merger, consolidation or sale of all or substantially all Seller's assets, Buyer's assets or Sub's assets, as the case may be, or in connection with any similar transaction.

         17.8 BENEFIT AND BURDEN. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

         17.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that would make applicable the law of any other state orjurisdiction) and, where appropriate, applicable federal law.

         17-10 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

         17-11 ATTORNEYS' FEES. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attomeys' fees and costs (including reasonable fees and costs allocable to services provided by the prevailing party's in-house counsel) to be fixed in amount by the Court or the Arbitrator(s) (including without limitation costs, expenses and fees on any appeal).

         17.12 LOCATION OF DEFINITIONS. The following table sets forth the Sections of this Agreement in which certain terms are defined:

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                                                                  EXECUTION COPY

                         Term                                    Section

  Acquired Cadence Contract                                      1.2
  Additional Inventory                                           2.2(c)
  Adaptec Ramp Up Period                                         4.1(a)
  Affiliate                                                      1.1
  Agreement                                                      First Paragraph
  Agreements                                                     6.11(a)
  Asset Transfer Document                                        11.1(n)
  Assumed Contracts                                              2.2(f)
  Assumed Liabilities                                            4.1
  Audit Arbitrator                                               3.2(d)
  Audit Notice                                                   1.6
  Barranca Facility                                              2.3(b)
  Business Records                                               2.2(i)
  Buyer                                                          First Paragraph
  Buyer Closing Documents                                        12.1
  Buyer Indemnitees,                                             13.3
  Buyer Schedule of Exceptions                                   5.
  Buyer's Auditors                                               3.2(c)
  Cadence Contract                                               1.3
  CERCLA                                                         6.24
  Claim                                                          13.6(a)
  Closing                                                        3.3
  Closing Date                                                   3.3
  Closing Date Asset and Liability List                          3.2(c)
  Closing Payment                                                3.1
  Closing Severance Payment                                      10.6(b)
  Code                                                           6.23(g)
  Confidential Information                                       7.1
  Contribution Agreement                                         2.1
  CSG                                                            Recitals - A.
  CSG Business                                                   Recitals - A.
  CSG Business Products                                          1.4
  Customer Contracts                                             6.18(a)
  Customer Inventory                                             2.2(c)
  Customer Purchase Orders                                       2.2(f)
  Customers                                                      6.18(a)
  Description                                                    1.4A
  Disclosing Party                                               7.1
  Distributors                                                   6.18(a)
  DTG                                                            1.5
  DTG Assets                                                     2.3(e)
  Earnout Payment                                                3.1

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                                                                  EXECUTION COPY


                         Term                                    Section

  Earnout Ptoducts                                               3.1(d)
  Effective Date                                                 First Paragraph
  Employee Plans                                                 6.26(b)
  Employees                                                      6.26
  Encumbrance                                                    1.6
  ERISA Affiliate                                                6.26(b)
  Exceeded Warranty Amount                                       4.1(b)
  Excluded Assets                                                2.3
  Excluded Liabilities                                           4.2
  Final Settlement Amount                                        13.6(e)
  Financial Records                                              2.2(i)
  Financial Statements                                           6.21
  First Deposit                                                  3.1(a)
  GAAP                                                           1.7
  Governmental Entity                                            1.8
  Hazardous Materials                                            6.24
  Hired Employees                                                10.1(c)
  Host Bus Adapter Products                                      1.9
  IBM Agreement                                                  1.10
  IBM Agreement Closing Condition                                11.1(l)
  Indemnified Party                                              13.6(a)
  Indemnified Products and Resources                             13.4(a)
  Indemnifying Party                                             13.6(a)
  Infringement                                                   13.4(a)
  Initial Transfer                                               2.1
  Intellectual Property                                          2.2(g)
  Intellectual Property Records                                  9.14
  Intellectual Property Review Closing                           11.1(m)
  Condition
  Inventory                                                      2.2(b)
  Inventory Reserves                                             6.8
  Letter of Intent                                               1.11
  Licenses                                                       6.9(c)
  Listed Employees                                               10.1(a)
  Listed Employees Closing Condition                             11.1(j)
  Litigation                                                     6.5
  Long-Term Transition Employees                                 10.1(c)
  Loss                                                           13.2
  Lynnwood Unit                                                  1.12
  Net Sales Price                                                3.1(d)
  Notice                                                         3.2(d)
  Other Excluded Items                                           2.3(m)
  Permits                                                        2.2(k)
  Permitted Reason                                               15.3

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                                                                  EXECUTION COPY

                         Term                               Section

    Person                                                  1.13
    Prepaid Assets                                          2.2(i)
    Product Rights                                          2.2(d)
    Proprietary Rights Agreements                           1.14
    Purchase Price                                          3.1
    Receiving Party                                         7.1
    Related Agreements                                      7.2
    Restricted Period                                       9.8(a)
    Retained Cadence Contract                               1.15
    Retained HBA Inventory                                  2.3(i)
    Retained Take or Pay Obligations                        4.1(a)
    Second Deposit                                          3.1(b)
    Seller                                                  First Paragraph
    Seller Closing Documents                                12.2
    Seller Employment Agreements                            6.26
    Seller Indemnitees                                      13.5
    Seller Sanctioned Settlement                            13.6(e)
    Seller Schedule of Exceptions                           6.
    Seller's Auditors                                       3.2(c)
    Seller's knowledge                                      1.16
    Shares                                                  Recitals - D.
    Shared Resources                                        2.3(d)
    Short-Term Transition Employees                         10.7
    Software Programs                                       1.17
    ST                                                      1.18
    ST Agreement                                            1.19
    ST Assigmnent                                           1.20
    ST Contract Closing Condition                           11.1(k)
    ST Inventory                                            2.2(c)
    Strategic Agreements                                    1.21
    Sub                                                     First Paragraph
    Subcontractor Inventory                                 2.2(c)
    Subsequent Transfer                                     2.1
    Supplier Purchase Orders                                2.2(f)
    Supply Contracts                                        6.12
    Systems Solutions Products                              1.22
    Tangible Assets                                         2.2(h)
    Target Products                                         1.23
    Taxes                                                   6.23(a)
    Testing Material                                        1.24
    Third Party Claim                                       13.6(c)
    Third Party Rights                                      6.9(a)
    Tools                                                   1.25

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                                                                  EXECUTION COPY

                      Term                              Section

Transfer Taxes                                        8.2
Transferred Assets                                    2.2
Transferred Employee                                  10.1(c)
Warranty and Return Expense                           6.19
Warranty Reserve                                      4.1(b)

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                                                          EXECUTION COPY

           IN WITNESS WHEREOF, Buyer, Sub and Seller have executed and delivered this Agreement by their duly authorized representatives as of the Effective Date.

  SELLER:                                         BUYER:

  WESTERN DIGITAL C RPORATION                     ADAPTEC, INC.

  By:     /S/ A. KEITH PLANT                      By:   /S/ ROBERT STEPHENS
         ---------------------                          ----------------------
  Name:  A. Keith Plant                           Name: Robert Stephens
         ---------------------                          ----------------------
  Its:   Vice President                           Its:  Chief Operating Officer
         ---------------------                          ----------------------
  SUB:

  WESTERN DIGITAL CSG CORPORATION

  By:    /S/ A. KEITH PLANT
         -----------------------
  Name:  A. Keith Plant
         -----------------------
  Title: Vice President
         -----------------------
                                      -66-